AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2001 REGISTRATION NO.: 333-46690



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------
                               Amendment No. 3 to
                                   Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------
                           BECOR COMMUNICATIONS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

       DELAWARE                        7200                     95-4766094
(STATE OR JURISDICTION         (PRIMARY STANDARD            (IRS EMPLOYER
 OF INCORPORATION OR            INDUSTRIAL CLASSI-           IDENTIFICATION NO.)
 ORGANIZATION)                  FICATION CODE NUMBER)

                       17337 VENTURA BOULEVARD, SUITE 224
                            ENCINO, CALIFORNIA 91316
                                 (818) 784-0040

(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)

                                   BUDDY YOUNG
                       17337 VENTURA BOULEVARD, SUITE 224
                            ENCINO, CALIFORNIA 91316
                                 (818) 784-0040
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                          COPIES OF COMMUNICATIONS TO:
                            L. STEPHEN ALBRIGHT, ESQ.
                       17337 VENTURA BOULEVARD, SUITE 224
                            ENCINO, CALIFORNIA 91316
                            (818) 784-0040 (EXT. 23)


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. |_|

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. |_|

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. |_|

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. |_|

PROSPECTUS
                    Dated April 24, 2001 Subject to Completion

                                    $640,000
                           BECOR COMMUNICATIONS, INC.
                        3,200,000 SHARES OF COMMON STOCK

     This is our initial public offering. We are offering up to 3,000,000 shares of our common stock for $0.20 per share with no minimum purchase requirements. Our officers, on a "best efforts" basis, are selling the offering, there is no minimum number of shares that must be sold and there are no escrow arrangements for the proceeds. There is no public market for the shares. The offering will terminate upon the earlier of two years from the date of this prospectus or the listing of our shares in a public market. The price of the common stock has been arbitrarily determined by us.

     Our sole stockholder is also offering 200,000 shares of common stock for $0.20 per share. We will not receive any proceeds from the sale of those shares. The sale of these shares will not take place until all 3,000,000 shares above have been sold.



     PLEASE REVIEW THE "RISK FACTORS" WHICH BEGIN ON PAGE 3. THESE PROVIDE IMPORTANT INFORMATION REGARDING THE RISKS ASSOCIATED WITH THE PURCHASE OF SHARES. YOU SHOULD PURCHASE THESE SHARES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                                   PRICE TO          OFFERING         PROCEEDS
                                   PURCHASERS        EXPENSES         TO COMPANY
--------------------------------------------------------------------------------
Per share........................   $0.20            $0.02            $0.18
Aggregate........................   $600,000         $60,000          $540,000

     Assumes the sale of all 3,000,000 shares of common stock we are offering. Does not include the 200,000 shares of common stock offered by the selling stockholder.





                  This prospectus is dated _____________, 2001.

                               PROSPECTUS SUMMARY

THE COMPANY

     Becor Communications, Inc. (the "Company") was incorporated in the State of Delaware on June 7, 1999, under the name Becor Internet, Inc. Our initial business plan called for us to enter the workforce training industry by developing internet based training courses for managers, supervisors, and frontline personnel. After a number of months management determined that we did not possess the financial resources necessary to implement the new technology needed for this web based strategy. Instead, we decided to focus on the training of employees through the use of an already developed medium, corporate training videos. In line with our revised strategy we purchased all of the assets of Advanced Knowledge, Inc. On March 20, 2000, the Company completed the purchase of those assets and on May 15, 2000, the Company officially changed its name to Becor Communications, Inc.

     The address of Company's principal executive offices is 17337 Ventura Boulevard, Suite 224 Encino, California 91316. The phone number is (818) 784-0040.

THE OFFERING

     The Company is offering 3,000,000 of its shares for sale to the public at a price of $0.20 per share. The Company's sole shareholder, The Young Family Trust, is offering an additional 200,000 shares for sale to the public at a price of $0.20 per share. However, our sole shareholder will not sell any of its shares until all 3,000,000 shares offered by the Company have been sold.

SHARES OUTSTANDING PRIOR TO OFFERING

     The total number of shares of the Company's common stock which are issued and outstanding prior to this offering is 1,250,000. Our sole shareholder owns all 1,250,000 of these shares. No other shares, warrants or options for the Company's common stock have been issued.

SHARES OUTSTANDING ASSUMING THE ENTIRE OFFERING IS SOLD

     Assuming that all 3,000,000 shares offered for sale by this offering are sold, then the total number of the Company's issued and outstanding shares would be 4,250,000. Should the Company sell all the 3,000,000 shares offered, our sole shareholder could sell up to 200,000 of the shares owned by it. In such an event, the total number of issued and outstanding shares of common stock in the Company would remain 4,250,000 since the 200,000 shares offered by our sole shareholder are already issued and outstanding.

USE OF PROCEEDS

     We estimate the expenses of this offering, such as printing, legal and accounting costs, will be approximately $60,000. We anticipate selling all 3,000,000 shares and having $540,000 in net proceeds available to us. However, we cannot know how many shares will be sold. Accordingly, depending upon the amount of proceeds generated by this offering, we plan to use the balance of the proceeds as follows: 37% to 41% for the production of new videos, 27% to 31% for marketing and sales, and 27% to 35% for general working capital. General working capital funds will be used to pay base salaries to new salespersons and to pay salaries to administrative office personnel, rent, and other general office expenses. The number of people hired for both sales and administrative positions will depend upon the funds available to us for these purposes. For a further description of our planned use of proceeds made available to us by this offering, please see the "Use of Proceeds" section of this offering.







                   (Balance of Page Intentionally Left Blank)

                                TABLE OF CONTENTS

                                                                            PAGE

Risk Factors...............................................................    5
Use of Proceeds............................................................    8
Dilution...................................................................    9
Market for Common Equity and Related Stockholder Information...............   10
Determination of Offering Price............................................   12
Unaudited Pro Forma Consolidated Statements of Operations..................   13
Management's Discussion and Analysis or Plan of Operation..................   14
Business...................................................................   17
Management.................................................................   26
Certain Relationships and Related Transactions.............................   28
Principal Stockholders and Selling Stockholder.............................   30
Plan of Distribution.......................................................   31
Description of Securities..................................................   32
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities...............................................   32
Legal Matters..............................................................   33
Experts....................................................................   33
Where You Can Find More Information........................................   33
Index to Consolidated Financial Statements.................................  F-1
Back Cover of Prospectus....................................... (no page number)
                                   -----------

                                  RISK FACTORS

     An investment in shares of Becor Communications common stock involves a high degree of risk. You should carefully consider the following factors and the other information contained in this prospectus before deciding to purchase shares in Becor Communications.

     WITH OUR LIMITED OPERATIONS AND SHORT OPERATING HISTORY, IT IS DIFFICULT TO PREDICT WHETHER OR NOT WE WILL BE SUCCESSFUL. We have had limited operations and a brief operating history. These two factors make it more difficult and riskier for you to estimate our chances for success. We formed our company on June 7, 1999 and began operations on March 23, 2000, when we acquired the assets and liabilities of a workforce training video business from Sporting Magic Inc. Sporting Magic, Inc.'s previous name was Advanced Knowledge, Inc. Before we acquired the assets and liabilities of Sporting Magic, it was controlled by our sole stockholder and had the same officers and directors that we now have. Sporting Magic began its workforce training video business operations in January 1998. As a result, Sporting Magic had only a brief operating history before we acquired its assets and liabilities. We have included the following financial information in this prospectus:

     The financial statements for Becor Communications, Inc. (formerly Becor Internet, Inc.) for the fiscal year ended May 31, 2000;

     The financial statements of Becor Communications, Inc. as of February 28, 2001 and for the three and nine-month periods then ended; and,

     The financial statements of Sporting Magic as of August 31, 1999 and for the fiscal years ended August 31, 1999 and 1998 together with the financial statements as of February 29, 2000 and for the three month and six month periods ended February 29, 2000 and 1999.

You should consider these risks as well as the uncertainties, delays and difficulties normally associated with any developing and, expanding a new business, many of which may be beyond our control. You should also consider the fact that many of these factors are beyond our control.

     OUR HISTORY OF LIMITED REVENUES AND SIGNIFICANT NET LOSSES IS LIKELY TO CONTINUE AND COULD JEOPARDIZE OUR ABILITY TO CONTINUE AS A GOING CONCERN. For the fiscal year ended May 31, 2000, we received total revenues of $35,596 and had a net loss of $23,102. Assuming the acquisition of Sporting Magic's assets and liabilities had taken place on June 1, 1999, our pro forma total revenues for the same period were $212,856 and our pro forma net loss for the same period was $291,328. The pro forma total revenues and net loss for the same period ended May 31, 1999 were $140,967 and $142,911, respectively. Sporting Magic had a history of significant losses before we acquired our assets and liabilities from it. As we continue to develop business, expenses are expected to continue to exceed revenues. This is expected to continue for an indefinite period of time. Until we are profitable, if ever, our ability to continue as a going concern will depend on our ability to continuously obtain financing either from our sole stockholder, from the sale of stock by this offering, or from other sources. As a result, the report of our independent auditors contains a "going concern" qualification.

     OUR OPERATIONS WILL REQUIRE OUTSIDE FINANCING THAT MAY NOT BE AVAILABLE TO US OR MAY NOT BE AVAILABLE ON FAVORABLE TERMS. Assuming that we meet sales expectations and are able to sell all of the shares offered by this prospectus, we believe that will be able to fund operations for the next 12 months. If we sell fewer shares than are offered, we expect that we will still be able to satisfy current cash requirements through voluntary advances from our president. Our president has provided us with a $500,000 credit facility. However, he is not legally required to advance funds under the credit facility and does so strictly on a voluntary basis. As a result, we cannot be certain that we will receive any needed financing from that source. If our president is unable or unwilling to advance additional funds under the credit facility, we may seek additional equity or debt financing. If this is the case, we may not be able to obtain such financing on favorable terms, if at all. Any equity financing would dilute our existing stockholders' equity. We are unable to predict whether such dilution would be substantial. Any debt financing would increase our need for cash to service the debt. If funding to meet our needs is not available from any of these sources, we may be required to scale back our planned operations. As of February 28, 2001, our president has loaned us total of $235,312 under that credit facility. In addition to owing that principal amount, accrued interest of $31,382 is also due our president.

     We will continue marketing the workforce video library and plan to expand our video library by devoting a significant portion of our available resources toward the production and marketing of new training videos. However, we estimate that the cost of implementing our plan to expand marketing and produce new training videos during fiscal 2001 will be approximately $200,000. We estimate the cost of production for new videos to be approximately $50,000 per video. Marketing and selling expenses are estimated to be $150,000. These include direct mailings, printing of catalogues, trade magazine advertising, and trade show participation. Approximately $190,000 will be used to pay general and administrative costs during the next 12 months. These costs include salaries to sales people totaling approximately $90,000, rent of approximately $20,000, professional fees of approximately $40,000, utilities totaling approximately $12,000, as well as miscellaneous office expense and consulting fees totaling $28,000. These costs include our plan to increase the number of full-time employees from one to four, the number of our part-time employees from two to four, and the cost of production for three new videos.

     In the event we sell less than all of the shares offered, all of these efforts will be reduced proportionately. In the event the funds raised are not sufficient to finance us, we may turn to our president for additional funding. Our president is under no obligation to lend us any further funds under the credit line agreement or otherwise.

     NONE OF OUR CURRENT MANAGEMENT HAVE AN EMPLOYMENT CONTRACTS OR RECEIVES ANY COMPENSATION. Our success depends in large part on the continued service of Buddy Young, our president and chief executive officer, and Howard Young, our vice president. Neither Buddy Young nor Howard Young has an employment contract with us. Further, due to our limited income and resources, neither of them has received any compensation to date and no arrangements have been made or agreed upon with either of them as to compensation in the future. Upon the successful conclusion of this offering, we anticipate paying Mr. Howard Young an annual salary of $50,000. However, we have not made any promises or commitments to do so.

     IF WE WERE TO LOSE THE SERVICES OF OUR CURRENT MANAGEMENT, WE MIGHT NOT BE ABLE TO FIND SUITABLE REPLACEMENTS. Our success depends in large part on the continued service of Buddy Young, our president and chief executive officer, and Howard Young, our vice president. The loss of the services of either of these key individuals could have a material adverse effect on our business. Competition for qualified personnel is intense and there are a limited number of people with knowledge of and experience in the workforce training video industry. If Buddy Young or Howard Young left us, we might not be able to find qualified replacements and might be forced to make significant changes to our business.

     AS A RESULT OF OUR LIMITED CAPITAL RESOURCES, OUR CURRENT STAFF IS VERY RESTRICTED. Our current staff consists of only one full-time employee, namely Howard Young, two part-time employees and two independent sales representatives. Also, Buddy Young devotes approximately 90% of his time to the Company. The size of our staff limits our ability to generate sales and income.











                   (Balance of Page Intentionally Left Blank)

                                 USE OF PROCEEDS

     The following table describes how we plan to allocate the proceeds of this offering, assuming we sell either half or all of the 3,000,000 shares of common stock we are offering:


                                                          Sale of        Sale of
                                                        1,500,000      3,000,000
                                                      Shares (50%   Shares (100%
                                                     of Offering)   of Offering)
--------------------------------------------------------------------------------
Gross proceeds ...................................       $300,000       $600,000

Estimated offering expenses (e.g.,
printing and mailing costs,
legal and accounting fees, SEC
registration fee, and blue sky fees) .............         60,000         60,000
                                                         --------       --------

Estimated net proceeds ...........................       $240,000       $540,000
                                                         ========       ========
Estimated uses of proceeds

     Production of new videos ....................       $100,000       $200,000

     Marketing and sales expenses ................         75,000        150,000

     General working capital .....................         65,000        190,000
                                                         --------       --------

                                                         $240,000       $540,000
                                                         ========       ========

     Assuming the sale of 3,000,000 shares in the offering, we believe that the net proceeds of the offering will be sufficient to cover our existing capital needs for at least the next twelve months. If we sell fewer than 3,000,000 shares, we may be required to seek financing from other sources or scale back our business plans accordingly.

     A slightly more detailed analysis of our use of proceeds includes the following. $200,000, representing approximately 37% of the net proceeds, will be used for the production of new training videos during the next 12 months. We estimate the cost of production for new videos to be approximately $50,000 per video. $150,000, representing approximately 28% of the net proceeds will be used for marketing and sales expenses. These expenses include direct mailings, printing of catalogues, trade magazine advertising, and trade show participation. The remaining $190,000, representing approximately 35% of the net proceeds, will be used to pay general and administrative costs during the next 12 months. These costs include salaries to sales people totaling approximately $90,000, rent of approximately $20,000, professional fees of approximately $40,000, utilities totaling approximately $12,000, and miscellaneous office expense and consulting fees totaling $28,000.

     The amounts allocated as outlined above, will be adjusted in accordance with the results of this offering. If we are not successful in raising the full amount of the offering, each category listed above, will be proportionately decreased.

     If and when the Company's stock becomes publicly traded, whether on a national exchange, NASDAQ, the OTC Bulletin Board or the Pink Sheets, then this offering will automatically terminate and no further shares offered will be sold. Thus, the amount of proceeds from the sale of shares in this offering may be reduced if the Company's shares become publicly traded before all 3,000,000 shares are sold.

                                    DILUTION

     The following table shows the differences in total consideration paid and average price per share of common stock paid by our existing stockholder and by new investors in this offering. The table assumes that we sell various percentages of the shares offered. Although our existing stockholder plans to sell up to 200,000 of its shares under this prospectus, the sale of those shares will not result in any dilution to new investors who purchase common stock from Becor Communications in this offering.

                                                                    Percentage     Average
                                            Percent        Total      of Total       Price
                            Number of     of Shares   Considera-    Considera-    Paid Per
                               Shares     Purchased    tion Paid     tion Paid       Share
                            ---------     ---------    ---------     ---------    --------
IF WE SELL
1,000,000 (33%)
OF THE SHARES

Existing stockholder        1,250,000         55.6%    $ 100,250         33.3%    $   0.08
New investors ......        1,000,000         44.4%    $ 200,000         66.7%    $   0.20
     Total .........        2,250,000        100.0%    $ 300,250        100.0%    $   0.13


IF WE SELL
2,000,000 (67%)
OF THE SHARES

Existing stockholder        1,250,000         38.5%    $ 100,250         20.0%    $   0.08
New investors ......        2,000,000         61.5%    $ 400,000         80.0%    $   0.20
     Total .........        3,250,000        100.0%    $ 500,250        100.0%    $   0.15



                                                                    Percentage     Average
                                            Percent        Total      of Total       Price
                            Number of     of Shares   Considera-    Considera-    Paid Per
                               Shares     Purchased    tion Paid     tion Paid       Share
                            ---------     ---------    ---------     ---------    --------
IF WE SELL
3,000,000 (100%)
OF THE SHARES

Existing stockholder        1,250,000         29.4%    $ 100,250         14.3%    $   0.08
New investors ......        3,000,000         70.6%    $ 600,000         85.7%    $   0.20
     Total .........        4,250,000        100.0%    $ 700,250        100.0%    $   0.16


     The following table shows the dilution of net tangible book value per share assuming we sell different numbers of shares of common stock in this offering. Net tangible book value per share represents the amount of our total assets ($69,921 as of May 31, 2000) less the amount of our intangible assets and liabilities ($197,216 as of May 31, 2000), divided by the number of shares of common stock outstanding (1,250,000 as of May 31, 2000).

                                                      NUMBER OF SHARES SOLD
                                                      ---------------------
                                               1,000,000   2,000,000   3,000,000
                                               ---------   ---------   ---------

Offering price per share of common stock         $ 0.20      $ 0.20      $ 0.20
Net tangible book value per share
    as of May 31, 2000                           $(0.10)     $(0.10)     $(0.10)
Increase in net tangible book value
    per share attributable to new investors      $ 0.13      $ 0.18      $ 0.21
Pro forma net tangible book value per share
    as of May 31, 2000 after the offering        $ 0.03      $ 0.08      $ 0.11
Per share immediate dilution of net tangible
    book value per share to new investors        $ 0.17      $ 0.12      $ 0.09

Percentage Dilution Per Share                       85%        60%          45%


                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

NO PUBLIC MARKET

     There is currently no public market for our common stock. When we receive notice from the Securities and Exchange Commission that this registration statement has become effective, we will seek to have our stock quoted for trading on either the Over-The-Counter Bulletin Board system (also known as OTCBB) or the Pink Sheets Electronic Quotation Service. There can be no assurance that this registration statement will be declared effective by the Commission or that we will qualify to have our stock quoted on the OTC Bulletin Board system, the Pink Sheets Electronic Quotation System or any stock exchange or stock market.

     Both the  Over-The-Counter  Bulletin  Board system (also known as OTCBB) or
the  Pink  Sheets  Electronic   Quotation  Service  have  very  minimal  listing
requirements imposed on companies that desire to be listed in their systems.

     The Over-The-Counter Bulletin Board System (also known as OTCBB) requires that the company's stock be registered with the Securities and Exchange commission, that the company be current with its Securities and Exchange Commission flings requirements, and have at lease one (1) market maker. There are no requirements as to stock price, bid and asked quotes, number of shareholders, the number of shares held by each shareholder, or the number of shares traded.

     The Pink Sheets quotation system requires that the company's stock be registered with the Securities and Exchange Commission, have at least one (1) market maker and have a Form 15-211(c) on file with the National Association of Securities Dealers (also known as the NASD). The Pink Sheets do not have any minimum requirements as to stock price, bid and asked quotes, number of shareholders, the number of shares held by each shareholder, or the number of shares traded.

     If and when as the Company is successful in having its shares listed and publicly traded, this offering will automatically terminate. No shares will be offered for sale or sold under this offering once the Company's shares become publicly traded.. The termination applies to all unsold shares as of the date the Company's stock becomes publicly traded, regardless of whether the unsold shares are to be sold by the Company or the selling shareholder.

REVERSE SPLIT

     On August 30, 2000, we completed a one-for-four reverse split of our common stock. The 5,000,000 shares that had been outstanding on that date were converted into a total of 1,250,000 shares as a result of the reverse split. Unless otherwise indicated, all references in this prospectus to shares of our common stock have been restated to give effect to the reverse split.

HOLDERS

     The Young Family Trust is the sole owner of our common stock. As of February 28, 2001, a total of 1,250,000 shares of our common stock were outstanding. We currently have no outstanding options or warrants for the purchase of our common stock and have no securities outstanding which are convertible into common stock. We have not yet adopted or developed any plans to adopt any stock option, stock purchase or similar plan for our employees.

     Unless an appropriate exemption from registration applies, the shares held by the Trust will only become eligible for resale if they are registered with the Securities and Exchange Commission.

DIVIDEND POLICY

     We have not declared or paid any cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

                         DETERMINATION OF OFFERING PRICE

     We have arbitrarily set the offering price for our common stock. The offering price does not bear any direct relationship to our book value, contemplated earnings or any other objective standard of worth. No public market exists for shares of our common stock, and so we have no history of market prices to use as a measure of the value of the shares we are offering.

     The selling stockholder will not offer any shares for sale until we have sold all the shares we are offering for sale. Once we have sold all 3,000,000 shares being offered, the selling shareholder (who is also our sole shareholder) will offer its 200,000 shares of common stock at the same price as the shares offered by the Company.

     If and when the Company is successful in having its shares listed and publicly traded, thereby creating a market for the stock, this offering will automatically terminate and no further shares will be offered for sale or sold under this offering. The termination will apply to all unsold shares as of the date the Company's stock becomes publicly traded, regardless of whether the unsold shares are to be sold by the Company or the selling shareholder.














                   (Balance of Page Intentionally Left Blank)

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

     The unaudited pro forma consolidated statements of operations presented below are based on our consolidated financial statements, giving effect to the assumption and adjustment set forth in the footnote. The pro forma statements of operations have been prepared by management based on our historical financial statements and the historical financial statements of Sporting Magic Inc., formerly known as Advanced Knowledge, Inc., as of and for the period ended May 31, 2000, adjusted where necessary to reflect our acquisition of substantially all of the workforce training assets and liabilities of Sporting Magic, which occurred on March 20, 2000, and related operations as if the acquisition had been consummated at the beginning of the period presented. The pro forma consolidated financial information is presented for illustrative purposes and it does not purport to represent what our consolidated results of the operations for the periods presented would have been had the acquisition been consummated as of such dates and is not indicative of the results that may be obtained in the future.

                                                                         TWELVE
                                             SPORTING                     MONTH
                                   BECOR      MAGIC(1)        YEAR       PERIOD
                          COMMUNICATIONS,      PERIOD        ENDED        ENDED
                                     INC.      JUNE 1,      MAY 31,      MAY 31,
                              YEAR ENDED      1999 TO         2000         1999
                            MAY 31, 2000     MARCH 19,   PRO FORMA    PRO FORMA
                                  ACTUAL         2000     COMBINED     COMBINED
                               ---------    ---------    ---------    ---------

Net sales ..................   $  35,596    $ 177,260    $ 212,856    $ 140,967

Cost of goods sold .........       8,053       58,164       66,217       57,165
                               ---------    ---------    ---------    ---------

Gross profit ...............      27,543      119,096      146,639       83,802
                               ---------    ---------    ---------    ---------

Selling and
   marketing
   expenses ................      21,883      101,394      123,277       27,771

General and
   administrative
   expenses ................      27,062      273,912      300,974      190,724
                               ---------    ---------    ---------    ---------

Total expenses .............      48,945      375,306      424,251      218,495
                               ---------    ---------    ---------    ---------

Operating loss .............     (21,402)    (256,210)    (277,612)    (134,693)
                                                         ---------    ---------

Interest and other
   expense, net ............        (900)     (10,516)     (11,416)      (6,518)
                               ---------    ---------    ---------    ---------

Loss before income
   tax provision ...........     (22,302)    (266,726)    (289,028)    (141,211)

Income tax provision .......         800        1,500        2,300        1,700
                               ---------    ---------    ---------    ---------

                                                                         TWELVE
                                             SPORTING                     MONTH
                                   BECOR      MAGIC(1)        YEAR       PERIOD
                          COMMUNICATIONS,      PERIOD        ENDED        ENDED
                                     INC.      JUNE 1,      MAY 31,      MAY 31,
                              YEAR ENDED      1999 TO         2000         1999
                            MAY 31, 2000     MARCH 19,   PRO FORMA    PRO FORMA
                                  ACTUAL         2000     COMBINED     COMBINED
                               ---------    ---------    ---------    ---------


Net loss ............          $ (23,102)   $(268,226)   $(291,328)   $ (142,911
                               =========    =========    =========    ==========

Basic loss per share                                     $   (0.23)
                                                         =========

Weighted average
  common shares
  outstanding - basic                                    1,250,000
                                                         =========

-----------------
(1)   Formerly known as Advanced Knowledge, Inc.



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

GENERAL

     On August 30, 2000, we completed a one-for-four reverse split of our common stock. Unless otherwise indicated, all references in this prospectus to shares of our common stock have been restated to give effect to the reverse split.

     The proforma 1999 statement of operations represents the result of operations of the workforce training video business (under the former Advanced Knowledge, Inc.) for the twelve-month period ended May 31, 1999.

     Our revenues for the fiscal year ended May 31, 2000 were $212,856. Revenues for the twelve- month period ended May 31, 1999, were $140,967. This represents an increase of $71,889 or approximately 51%. This increase was due to an increase in the number of video titles distributed by us.

     Net product sales made up nearly 100% of the total revenue in both years. We expect to generate revenues from the sale of workforce training videos in 2001 that exceed those generated in fiscal 1999 and fiscal 2000.

COSTS AND EXPENSES

     From 1999 to 2000, the cost of goods sold increased from $57,165 to $66,217. This represents an increase of $9,052, or approximately 16%. The cost of goods sold as a percent of sales decreased by almost 10% (40.5% in 1999 to 31% in 2000). This is due to the fixed nature of some components of cost of goods sold. Gross profits increased from $83,802 in 1999 to $146,639 in 2000. This represents an increase of $62,837 or approximately 75%.

     Total expenses grew from $218,495 in 1999 to $424,251 in 2000, This represents an increase of $205,756 or approximately 94%. This increase was due primarily to the distribution of additional video titles, increased professional fees, (accounting and legal), and fees paid to training industry consultants . Our fixed overhead, consisting primarily of rent, was approximately $19,260 in 1999 and $23,400 in 2000. For fiscal 2001, we anticipate that expenses will drop from the high in 2000. However, we do not anticipate that they will return to the 1999 level. We expect that gross profits, as a percentage of sales, to remain the same and that as sales increase, the cost of goods sold will increase proportionately.

     Selling and marketing expenses increased from $27,771 in 1999 to $123,277 in 2000. This represents an increase of $95,506 or 344%. The increase in selling and marketing was the result of costs incurred to build up our sales force, advertising and marketing programs, much of which will benefit future periods. Selling and marketing expenses are expected to increase as we engage additional sales representatives and staff. We anticipate that the increased sales efforts will offset these increased selling and marketing costs and eventually decrease in their proportion to sales.

     General and administrative expenses increased from $190,724 in 1999 to $300,974 in 2000. This represents an increase of $110,250 or approximately 58% This increase was the result of increased professional fees, (accounting and legal), and fees paid to training industry consultants We do not expect our general and administrative expenses to decrease significantly. We anticipate that our general and administrative expenses will increase at a substantially lesser rate than any increase in sales.

     Overall, our losses from 1999 to 2000 went from $142,911 to $291,328. This represents an increase of $148,417 or approximately 104% This is primarily due to the increased costs associated with our efforts to register 3,000,000 of our shares and 200,000 of our principal shareholders shares with the Securities and Exchange Commission. However, once the shares are registered, we expect there will be further and future costs associated with efforts to have the shares listed on an exchange and to maintain the reporting requirements of a reporting company.

PLAN OF OPERATION

     We will continue marketing the workforce video library that we purchased from Sporting Magic Inc. in March 2000. During the next 12 months we plan to expand our video library by devoting a significant portion of our available resources toward the production and marketing of up to four new training videos. We estimate that our marketing and production costs during fiscal 2001 will be approximately $350,000. During the next 12 months year, we also plan to increase the number of our full-time employees from one to four and the number of our part-time employees from one to two.

Currently, we are actively engaged in the development of our sales force for educational/training videos in order to generate sales.

     We also intend to seek potential business opportunities with a view toward enhancing stockholder value. Such opportunities might include acquisitions, mergers, joint ventures or other transactions, whether in related or unrelated businesses. Currently we have no written or oral agreement, plan, arrangement or understanding to enter into any such transaction.

LIQUIDITY AND CAPITAL RESOURCES

     We are a development stage company with a limited operating history and a history of net losses. Sporting Magic, the company from which we acquired our business, also had a limited history and experienced significant net losses. Our auditors have indicated in their report that our losses raise substantial doubt about our ability to continue as a going concern.

     We have a credit arrangement with our president, pursuant to which he has agreed to advance, at his discretion, up to $500,000 for our operating expenses and the production of training videos, under the terms of an 8% secured promissory note and a related security agreement. As of February 28, 2001, we owed our president a total of $266,694 in principal and interest under the note. The note is collateralized by all of our right, title and interest in and to our video productions and projects, regardless of their stage of production, including all related contracts, licenses, and accounts receivable. Any unpaid principal and interest under the Note will be due and payable on December 31, 2002.

     We expect that cash from operations and proceeds from the sale of common stock in this offering will be sufficient to satisfy our budgeted cash requirements for at least the next 12 months, provided that we meet sales expectations and are able to sell all of the shares of common stock that we are offering. If we sell fewer shares than offered, we may still be able to satisfy our current cash requirements by borrowing additional funds under the note from our president. However, if our president is unable or unwilling to advance additional funds under the note, we may be required to seek additional equity or debt financing from other sources, which may not be available on acceptable terms. Further, our ability to pursue any business opportunity that requires us to make a cash payment would also depend on the amount of funds that we can secure from these various sources. If funding is not available from any of these sources to meet our needs, we will either delay production of one or more of our planned videos and delay any business transaction requiring the payment of cash, or both.

                                    BUSINESS

DEVELOPMENT OF BUSINESS

     We were incorporated in Delaware on June 7, 1999 under the name "Becor Internet Inc." and changed our name to "Becor Communications, Inc." on May 15, 2000. We were an inactive shell corporation until March 20, 2000, when we purchased from Sporting Magic Inc. (formerly known as Advanced Knowledge, Inc.) all of the assets relating to its business of producing and distributing workforce training videos. Sporting Magic sold us those assets after acquiring a new business and new management. Our directors and officers served as directors and officers of Sporting Magic before the asset sale.

     The assets we purchased from Sporting Magic included all rights to the "Advanced Knowledge" name; the advancedknowledge.com web site; three workforce training videos entitled Twelve Angry Men: Teams That Don't Quit, The Cuban Missile Crisis: A Case Study in Decision Making and Its Consequences, and It's a Wonderful Life: Leading Through Service; and all cash, accounts receivable, inventory, equipment, personal property, and rights under production and distribution agreements held by Sporting Magic as of the effective time of the acquisition. In exchange for the assets, we assumed all of the liabilities incurred or accrued by Sporting Magic before the effective time of the acquisition.

     We have assigned all of the Sporting Magic assets and liabilities to our wholly-owned Delaware subsidiary, which we formed on March 24, 2000 and which has adopted the Advanced Knowledge name. Our subsidiary currently focuses exclusively on the workforce training video business.

     We plan to continue to develop our business through continued internal growth and also by seeking possible business opportunities, such as mergers, acquisitions, and joint ventures. However, we currently have no agreement, plan or proposal for any specific business opportunity.

DESCRIPTION OF BUSINESS

     Our core business is the development, production and distribution of creatively unique management and general workforce training videos for use by businesses throughout the world.

Hathaway Group Production Agreement

     We have assumed all of the rights and obligations of Sporting Magic under an agreement with The Hathaway Group, which provides for the joint production of a series of six corporate training videos based on either classic Hollywood motion pictures or historical world events. The Hathaway Group is an award-winning, leading supplier of corporate training videos for such clients as IBM, Polaroid, 3M, Digital Equipment Corp., Du Pont, ITT/Hartford Insurance and various divisions of Citicorp. Among the many videos produced by The Hathaway Group is the best selling and critically acclaimed training video entitled Work Teams and The Wizard of Oz.

     To date, four of the six training videos have been completed, and are currently being distributed by us, as well as other distributors throughout the world. The agreement requires us to finance 50% of the production cost of all six videos and to pay a royalty to The Hathaway Group of 50% of revenues, minus distribution expenses, derived from sales of each video in the series.

     The total cost of production for the first four videos that have thus far been completed under this agreement is approximately $200,000. Each of the four videos cost approximately $50,000. We have paid a total of approximately $100,000, as our share of the production costs.

     The first video in the series is entitled Twelve Angry Men: Teams That Don't Quit. The video, based on the classic film starring Henry Fonda, utilizes 12 minutes of clips from the film, licensed under an agreement with MGM/UA, and features Dr. Margaret J. Wheatley as the on-camera personality. Dr. Wheatley, formerly an Associate Professor of Management at the Marriott School of Management, Brigham Young University, is a respected author whose work includes the best selling Leadership and the New Sciences. Dr. Wheatley also serves as a management consultant to major corporations.

     The second video in the series is entitled The Cuban Missile Crisis: A Case Study in Decision Making and Its Consequences. This video is based on the decision making process of President Kennedy and his Cabinet during the Cuban missile crisis.

     The third video in the series, entitled It's a Wonderful Life: Leading Through Service, features film clips from the classic motion picture It's a Wonderful Life, starring Jimmy Stewart, along with on- camera commentary by Dr. Wheatley.

     The fourth video in the series is entitled Own It (i.e., "own" your job) and focuses on the four main themes: Caring About What You Do, Going Above And Beyond, Being A Team Player, and Being Proud Of What You Do And Where You Do It.

     We anticipate beginning work with The Hathaway Group on the fifth video in the series during the first quarter of 2001. Its basic theme will be the importance of diversity in the workplace. Our plans call for this video to be completed by September 1, 2001, and to cost approximately $50,000.

     Although preliminary discussions have taken place with The Hathaway Group, there is no specific starting date, budget, or theme for the sixth video in the series.

     There is no default provision in the agreement. Either we, or he Hathaway Group, can elect not to go forward with the funding for the production of the remaining two videos. If that should happen, we do not feel it would have a material effect on the company, as we will still have the distribution rights to the videos that have been produced.

Distribution Agreements

     We have non-exclusive distribution agreements with a variety of training video producers and distributors. In general, we have agreed to pay a marketing/distribution fee when they sell our video training products. In some instances, we have mutual non-exclusive distribution agreements to market/
distribute their products for a fee. Currently, we have twenty-eight (28) domestic distribution agreements and twenty-seven (27) international distribution agreements. Approximately eighty percent (80%) of our revenues are derived from the sale of our videotapes through these agreements. We anticipate that approximately the same percentage of revenue will be generated from these agreements during fiscal 2001.

WORKFORCE TRAINING INDUSTRY OVERVIEW

General

     According to the Annual Industry Report published by Lakewood Publications in the October 1999 issue of its respected industry publication, Training
Magazine:

     o $62.5 billion was budgeted for formal training in 1999 by U.S. organizations with 100 or more employees.

     o $15 billion of that $62.5 billion was expected to be spent on outside providers of products and services in 1999 and of this $15 billion, $23 billion will be spent on "off-the-shelf" materials (which category includes our videos and work books).

     o U.S. organizations with 100 or more employees were expected to spend 3% more for formal training in 1999 than in 1998.

     o    Approximately  95%  of  U.S.  organizations   employing  100  or  more
          employees offered some training to their employees in 1999.

     o Since 1993, total training budgets have increased by 24% while budgets for "off-the-shelf" materials have increased by 29%.

     o Of all training, 69% is still conducted via videotape. The only two other methods/media which were used more are "classroom programs - live" at 90% and "workbooks/manuals" at 74%.

     During the past several years, large and small corporations throughout the world have sought to remain competitive and to prosper in today's information age and knowledge-orientated economy by allocating an increasing amount of resources to the training of their employees. No longer is workforce training restricted to senior managers. Among other categories of employees who now receive training paid for by their employers are middle managers, salespeople, first line supervisors, production workers, administrative employees, customer service representatives, and information technology personnel.

     "Soft-Skill" training and Information Technology training represent the industry's two major, distinct sources of revenue. Soft-Skill training includes management skills/development, supervisory skills, communication skills, new methods and procedures, customer relations/services, clerical/secretarial skills, personal growth, employee/labor relations, and sales. Information Technology training includes client/server systems, internet/intranet technologies, computer networks, operating systems, databases, programming languages, graphical user interfaces, object-oriented technology and IT management.

The Soft Skill Training Market

     As reported in the October 1999 issue of Training Magazine, Soft Skill training represents 67% of the $62.5 billion spent by U.S. companies in the training of their employees. Management believes that the Soft-Skill training market is rapidly expanding mainly as a result of realization by organizations throughout the world that in order to remain competitive and manage for success, they must continuously invest in the training of their employees. Demand for quality training products and services is not only stemming from organizations, but from millions of workers who are seeking advanced training to keep up with the job skills required by today's more competitive global economy.

     As further reported by Training Magazine, there were thirty different specific Soft-Skill training subjects utilized by organizations in 1999 to increase employee productivity. The top ten subjects were: new-employee orientation, leadership, sexual harassment, new-equipment orientation, performance appraisals, team-building, safety, problem-solving/decision-making, train-the-trainer, and product knowledge.

     We have produced and are marketing training tapes which address three categories of the top ten categories listed in Training Magazine. These three tapes address: leadership (ranked 2nd) for which 81% of the employers provided training; team-building (ranked 6th) for which 77% of the employers provided training; and problem solving/decision-making (ranked 8th) for which 76% of the employers provided training. These three categories match the focus of the three tapes in our current library. New-employee orientation ranked first with 92%, sexual harassment ranked third with 81% and new- equipment orientation ranked fourth at 80%. We intend to develop and produce sexual harassment tapes in the near future. Currently, we believe that new-employee orientation and new-equipment orientation require too much individualized modification to merit any effort to enter those markets.

     Although many organizations continue to maintain in-house training departments, more and more of the training function is being filled by outside suppliers and contractors. Training Magazine reported in its October 1999 issue that since 1993, expenditures for outside training products and services have increased from $9.9 billion to $15 billion in 1999. The trend for organizations to increasingly outsource the training function is expected to continue as a result of the broad range of subjects that must be part of an effective employee training program and the cost of developing and maintaining internal training courses in the rapidly changing workplace.

The Information Technology Market

     The Annual Industry Report from the October, 1999 issue of Training Magazine revealed that of all formal training in U.S. organizations with ten or more employees, 33% of that training is devoted to teaching computer skills. We believe that the market for Information Technology continues to be driven by technological change. As the rate of this change accelerates, organizations find themselves increasingly hampered in their ability to take advantage of the latest information technologies because their information technology professionals lack up-to-date knowledge and skills. We believe that the increasing demand for training information technology professionals is a result of several key factors, including:

     o the proliferation of computers and networks throughout all levels of organizations;

     o    the shift from mainframe systems to new client/server technologies;

     o    the  continuous   introduction  and  evolution  of  new  client/server
          hardware and software technologies;

     o    the proliferation of internet and intranet applications; and

     o    corporate downsizing.

     It is our belief that all of the foregoing factors have resulted in increased training requirements for employees who must perform new job functions or multiple job tasks that require knowledge of varied software applications, technologies, business specific information and other training topics. Furthermore, since we believe that many businesses use hardware and software products provided by a variety of vendors, their information technology professionals require training on an increasing number of products and technologies which apply across vendors, platforms and operating systems.

     The October 1999 issue of Training Magazine indicates that approximately 63% of the training for information technology professionals continues to be provided by internal training departments, an increase from 55% in the prior year, this percentage remains constant regardless of company size or industrial categories. Further, the 37% delivered by outside sources is consistent with almost one-third outsourcing of all training sources in 1999. A proportion which has remained constant since 1997.

PRODUCTS AND SERVICES

     Currently, and for at least the next twelve months, we anticipate devoting our limited resources to the development, production and distribution of workforce training videos. We will continue such efforts under our agreement with The Hathaway Group, and we are also exploring possibilities for producing and distributing videos financed solely by us. If we are successful in our efforts to raise substantial additional capital, management will seek to develop, produce and distribute other training products and services, such as publications, audiocassettes and training packages. However, if we are not successful in raising substantial additional capital, we will be unable to pursue the development, production and distribution of these other products and services.

     Accompanying each of the videos produced by us is a workbook that is designed to be given to all employees participating in the training program. These workbooks are written for us by training professionals and serve to reinforce and enhance the lasting effectiveness of the video. In addition to the workbook, we plan to offer an audiocassette that gives the trainee a general orientation to the training material and serves to reinforce the video's salient points. We believe that the trainees will significantly benefit by being able to use the audio cassette to strengthen and review their comprehension of the information covered in the video during periods when it would be impossible to view a video, such as drive-time.

     Training videos typically have a running time of 20 to 35 minutes. The price range for training videos is between $250 and over $895 per video. The wide variance in the pricing structure is due to such factors as quality of production, on-camera personality, source of material, sophistication of graphics, and accompanying reference materials. The market continues to demonstrate to us its willingness to purchase high-end videos. Therefore, our strategy is to concentrate on producing high caliber videos utilizing elements and production values that will generate sales at the higher end of the price range, where profit margins are greater.

     The price differential between a corporate training video and a standard consumer video is justified by the fact that an organization will purchase a video and utilize it to train hundreds of employees over many years. A successful video may generate revenues of as much as $1 million a year. There are numerous examples of this in the industry, including: "Paradigm Shift," by Charthouse Learning; "Remember Me and Abilene Paradox," by CRM Films; "More Than a Gut Feeling," by American Media; "The Guest," by Media Partners; and "Subtle Sexual Harassment," by Quality Media.


SALES AND MARKETING

     In most cases, the sale of management training products involves direct mail solicitation, preview request fulfillment, and telemarketing. We begin our sales effort by identifying prospective buyers and soliciting them through direct mail appeals that offer the recipient a free preview. In addition, we market and distribute our work force training videos via our web site at "advancedknowledge.com."

     Preview request fulfillment represents a major part of our sales plan. Most professional trainers will not purchase a training video until they have previewed it in its entirety, affording them an opportunity to evaluate the video's applicability to their specific objective and to judge its effectiveness as a training tool. When requests are received, a preview copy is immediately sent to the prospective buyer. To enhance sales potential, we send preview copies in the form of video catalogues. Each video catalogue will include several titles in the same general subject area, as the prospect may be interested in acquiring other videos that deal with similar issues. Within a short period of time following the shipment of the preview copy, a telemarketing representative will call the prospective buyer to get their comments and to ascertain their level of interest. As a result of having to send preview copies to potential customers, the sales cycle may take as little as a week or as long as several months.

     Understanding that the principal competitive factors in the training industry are quality, effectiveness, client service, and price, we have developed a marketing campaign that emphasizes our commitment to these key points, and in addition, serves to establish a positive image and brand value for our products. We utilize the following marketing methods to reach and motivate buyers of training products and services.

Branding

     The reason management has made brand development a key strategy of our business plan is that a brand is the intentional declaration of "who we are," "what we believe" and "why you should put your faith in our products and services." Above all, corporate branding is a promise a company can keep to its customers, the trade and its own employees.

     To be effective, a corporate brand should be understood by key audiences: customers, vendors, analysts, the media, employees and all other groups that determine the viability of a business. We anticipate that our corporate brand will grow to be our most valuable business asset. Familiarity leads to favorability. People who know our company are likely to feel more positive toward it than a lesser- known company.

     In order to build brand name recognition, we will strive to ensure that all corporate, brand, and trade advertising carrying the corporate name and other company-wide communications have a demonstrably positive impact on familiarity and favorability. In addition, we anticipate strengthening our brand identity by expanding the scope of our products and services through partnerships with highly regarded training institutions and professional associations.

Direct Mail

     We believe the most cost efficient way of generating sales is through the direct mailing of product catalogues to the purchaser of training products and materials at organizations having 100 or more employees. This is our prime target. According to Dun & Bradstreet, there are over 135,000 organizations in the United States with at least 100 people.

     To reach the target buyer, we utilize mailing lists purchased from, among others, the industry's most prestigious trade association, the American Society of Training and Development. Other sources of mailing lists include various trade associations and companies that sell mailing lists, such as Hugo Dunhill Mailing Lists, Inc.

     In addition to being cost effective, direct mail represents the most accurate way of measuring sales and marketing efforts. Each response received by us is tracked through a database for the purpose of determining the highest "pulling" list and to measure the effectiveness of a specific marketing campaign. In addition, by evaluating response rates, management is also in a position to determine what level of direct mail is needed to reach sales goals, and to alter its product line in accordance with marketplace feedback. Our intention is to incorporate state-of-the-art design in the production of our catalogues that will not only serve to generate sales for specific products, but will also help in building our brand value. This will be accomplished by highlighting the quality and effectiveness of our product line through the showcasing of customer endorsements. We believe that brand values have a strong tangible effect on the results of any direct mail effort, and therefore we will utilize all of our marketing materials to enhance our image as a reliable and competitive provider of quality training products and services.

Telemarketing

     We  manage  our  telemarketing   efforts  by  utilizing  trained  telephone
representatives who focus primarily on following-up leads that have been generated through direct mail solicitation.

     Our telemarketers are provided with information on a customer's buying history and past needs, which are entered into our proprietary database.

     Realizing that the buyers of training products and services are highly educated executives who have multiple pressures and needs, the telemarketers that we employ are trained in high-level, sophisticated selling skills. Using a step-by-step telemarketing process, developed by us, the representative attempts to establish a consultative relationship with potential customers. He or she then will be able to use that relationship in conjunction with information provided by our database to help generate additional sales or preview requests.

COMPETITION

     We believe that both the Soft-Skills and Information Technology sectors of the training market are highly fragmented, with low barriers to entry and no single competitor accounting for a dominant market share. Our competitors are primarily the internal training departments of companies and independent education and training companies.

Internal Training Departments

     We have learned that internal training departments generally provide companies with the most control over the method and content of training, enabling them to tailor the training to their specific needs. However, we believe that industry trends toward downsizing and outsourcing continue to reduce the size of internal training departments and increase the percentage of training delivered by external providers. Because internal trainers find it increasingly difficult to keep pace with new training concepts and technologies, and lack the capacity to meet demand, organizations increasingly supplement their internal training resources with externally supplied training in order to meet their requirements.

Independent Training Providers

     Our experience has revealed that independent training providers range in size and include publishers of texts, training manuals and newsletters, as well as providers of videos, software packages, training programs and seminars.

     Independent   training   providers  are  the  main   beneficiaries  of  the
organizational outsourcing trend. As a result of the increased demand for external training products and services, many large corporations have entered the field by establishing corporate training divisions. Among the larger competitors are: Times Mirror Corporation, Sylvan Learning Systems, Inc., Berkshire Hathaway, and Harcourt General. Additional competitors currently producing training products include: Blanchard Training & Development, Career Track, American Media, Pfeiffer & Company, CRM Films, AIMS Multimedia, Charthouse International and Learning Works.

     In all cases, the companies listed above have established credibility within the training industry, and compared to us, have substantially greater name recognition and greater financial, technical, sales, marketing and managerial resources.

     The workforce training market is characterized by significant price competition, and we expect to face increasing price pressures from competitors as company training managers demand more value for their training budgets. There can be no assurance that we will be able to provide products that compare favorably with workforce instructor led training techniques, interactive training software or other video programs, or that competitive pressures will not require us to reduce our prices significantly.

EMPLOYEES

     Our employee staffing levels are consistent with existing workload and business opportunities. Currently, we have two full-time employees and one part-time employee, as well as one independent sales representative. We regularly utilize the services of independent consultants for our business affairs and marketing activities.


DESCRIPTION OF PROPERTY

     We lease office space from an unaffiliated third party for $1,699.20 per month, located at 17337 Ventura Boulevard, Suite 224, Encino, California 91316. The lease terminates February 28, 2002. We anticipate that we will be able to renew the lease, and that this space, consisting of a total of approximately 944 square feet, will be adequate for our operations through the end of our current fiscal year.

LEGAL PROCEEDINGS

     As of the date hereof, we are not a party to any material legal proceedings, and we are not aware of any such claims being contemplated against us.

                                   MANAGEMENT

     The following table sets forth the current  officers and directors of Becor
Communications:


NAME                             AGE                  POSITION

Buddy Young                      65                   President, Chief Executive
                                                      Officer, Chief Financial
                                                      Officer and Chairman

L. Stephen Albright              49                   Secretary and Director

Dennis Spiegelman                54                   Director

Howard Young                     42                   Vice President


     Buddy Young has served as president, chief executive officer, chief financial officer and chairman of the board of directors of Becor Communications since he founded the company in June 1999, and served in the same positions with Sporting Magic Inc. from 1997 until March 2000. Since August 1996, Mr. Young has also been engaged in a privately owned merger and acquisition business which does business under the name of Advantage Mergers and Acquisitions. From March 1998 until July 1999, Mr. Young served as president, executive officer and a director of MGPX Ventures, Inc., a company whose stock traded on the OTC Bulletin Board system. Mr. Young assisted MGPX Ventures in registering with the SEC as a reporting company, adopting a new business plan and recruiting new management. From 1992 until July 1996, Mr. Young served as president and chief executive officer of Bexy Communications, Inc., a publicly held company whose stock traded on the OTC Bulletin Board system. Bexy's core business was the production, financing and distribution of television programming. During Mr. Young's tenure at Bexy, Bexy produced and distributed a number of television programs, including a two-hour special, "Heartstoppers . . . Horror at the Movies," hosted by George Hamilton, and a 26 episode half-hour television series entitled "Feelin' Great," hosted by Dynasty's John James. From June 1983 until December 1991, Mr. Young was president, chief executive officer and a director of Color Systems Technology, Inc., a publicly held company whose stock traded on The American Stock Exchange. Color Systems' major line of business is the use of its patented computer process for the conversion of black and white motion pictures to color. Prior to joining Color Systems, Mr. Young served from 1965 to 1975 as Director of West Coast Advertising and Publicity for United Artists Corporation, from 1975 to 1976 as Director of Worldwide Advertising and Publicity for Columbia Pictures Corp., from 1976 to 1979 as Vice President of Worldwide Advertising and Publicity for MCA/Universal Pictures, Inc., and from 1981 to 1982 as a principal in the motion picture consulting firm of Powell & Young, which represented some of the industry's leading film makers. For over twenty-five years, Mr. Young has been an active member of The Academy of Motion Picture Arts and Sciences and has served on a number of industry-wide committees. Mr. Young has been involved in the workforce training video business for the past three years.

     L. Stephen Albright has served as a director and as secretary of Becor Communications since March 2000 and April 2000, respectively, and served in the same positions with Sporting Magic Inc. from September 1998 until March 2000. Since July 2000, Mr. Albright has also served as a consultant and counsel to Advantage Mergers and Acquisitions, a merger and acquisition business owned by Buddy Young. Prior to becoming associated with Advantage Mergers and Acquisitions in July 2000, Mr. Albright was employed as an associate attorney with Wasserman, Comden & Casselman, L.L.P. a law firm located in Tarzana (Los Angeles) California from June, 1994 through Jun, 2000. Mr. Albright started his own law practice in June, 2000. Mr. Albright received his undergraduate degree in business administration and marketing from West Virginia University in 1975. Following careers in industrial sales and new home construction, Mr. Albright entered Whittier College School of Law in 1980. Mr. Albright was admitted to practice law in the State of California in 1983. Mr. Albright spent approximately half of his legal career in private practice, where he has been primarily engaged in transactional work, business litigation, and providing general legal business advice to clients. Mr. Albright also spent seven years as in-house counsel, vice president, general counsel and secretary to Color Systems Technology, Inc., a publicly-held company whose stock traded on The American Stock Exchange. While with Color Systems, Mr. Albright was responsible for all aspects of the company's annual shareholder's meetings; preparation and filing of the company's proxy materials, annual reports on Form 10-K, and quarterly reports on Form 10-Q; and drafting and negotiating lease agreements, distribution and licensing agreements and debt and equity funding arrangements.

     Dennis  Spiegelman has served as a director of Becor  Communications  since
March 2000 and of Sporting Magic Inc. beginning in September 1998. Mr. Spiegelman is an experienced sales and marketing executive with a successful track record in many aspects of the entertainment industry. He is currently vice president, sales and marketing for Cast & Crew Entertainment Services, Inc., a position he accepted in April 1998. From 1995 to April 1998, Mr. Spiegelman was the senior vice president of sales and marketing for Axium Entertainment, Inc. Both Cast & Crew and Axium specialize in providing payroll and payroll related services to the motion picture and television entertainment industries. Before joining Axium, he held similar positions with AP Services, Inc. and IDC Entertainment Services. During his career of more than 25 years, Mr. Spiegelman has held various other senior positions, including director of operations at Heritage Entertainment, and president and director of All American Group, Inc. While at these companies, Mr. Spiegelman was mainly responsible for the sale of feature films to foreign theatrical, video, and television markets. In addition, Mr. Spiegelman has served as executive producer of the theatrical motion picture entitled Nobody's Perfect and is a past president of Financial, Administrative, and Management Executives in Entertainment, a 50-year-old networking organization for entertainment industry executives.

     Howard Young has served as vice president of Becor Communications since March 2000. He served as vice president of Sporting Magic Inc. from September 1998 until March 2000 and as Director of Marketing for Sporting Magic from June to September 1998. Mr. Young started his business career at Columbia Pictures in 1983 as a motion picture sales trainee. Shortly thereafter he was promoted to salesman and was responsible for sales and exhibitor relations in the Seattle - Portland territory. In 1985 Mr. Young joined one of Hollywood's leading advertising agencies, JP Advertising. While there he served in a number of positions relating to the marketing of motion pictures. In 1992 he was named a Senior Vice President of the agency, and was responsible for supervising client accounts. Among others, the agency's accounts included The Walt Disney Company, 20th Century Fox, Columbia Pictures and Paramount Pictures. Along with his client responsibilities, Mr. Young supervised the administrative operations of the agency. During his tenure at JP Advertising, Mr. Young worked on the marketing campaigns of such films as Titanic, Speed, 101 Dalmatians, Men in Black, and True Lies. In addition to his responsibilities with Becor Communications, he serves as a consultant to a number of companies in the marketing of their products and services and is active as a graduate assistant in the Dale Carnegie Course Program. Mr. Young is a graduate of Redlands University and is the son of Buddy Young. Mr. Howard Young has been involved in the workforce training video business for the past three years.

     Directors are elected in accordance with our bylaws to serve until the next annual stockholders meeting and until their successors are elected and qualified or until their earlier resignation or removal.

     Officers are elected by the board of directors and hold office until the meeting of the board of directors following the next annual meeting of stockholders and until their successors shall have been chosen and qualified. Any officer may be removed, with or without cause, by the board of directors. Any vacancy in any office may be filled by the board of directors.

     Except as disclosed above with respect to Howard Young and Buddy Young, there is no family relationship between any director or executive officer and any other director or executive officer of Becor Communications.

COMPENSATION OF OFFICERS AND DIRECTORS

     As a result of our current limited available cash, no officer or director of Becor Communications or its subsidiary received compensation during the fiscal year ended May 31, 2000. We intend to pay salaries when cash flow permits. No officer or director received stock options or other non-cash compensation during the fiscal year ended May 31, 2000. We currently have no employment agreement with any officer of Becor Communications.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 20, 2000, in a transaction that was unanimously approved by the disinterested directors of Sporting Magic Inc., we purchased all of Sporting Magic's assets relating to its business of producing and distributing workforce training videos. These assets included all rights to the "Advanced Knowledge" name; the advancedknowledge.com Web site; four workforce training videos; and all cash, accounts receivable, inventory, equipment, personal property, and rights under production and distribution agreements held by Sporting Magic as of March 20, 2000. In exchange for the assets, we assumed, and we and Buddy Young respectively agreed to indemnify Sporting Magic with respect to, all of the liabilities incurred or accrued by Sporting Magic prior to March 20, 2000. According to the unaudited balance sheet of Sporting Magic as of March 20, 2000, Sporting Magic had total assets of approximately $101,000 and total liabilities of approximately $305,000 at that date.

     At the time of the acquisition, our sole stockholder, the Young Family Trust, owned 1,976,147 shares of Sporting Magic's common stock. These 1,976,147 shares represented 32.94% of the total ownership of Sporting Magic at that time. Also, as co-trustees of the Young Family Trust, Buddy and Rebecca Young are considered to be beneficial owners of these shares. As part of the March 20, 2000 acquisition, Sporting Magic acquired all of the outstanding shares of an unrelated business in exchange for 10,000,000 newly-issued shares of Sporting Magic common stock. Consequently, the Trust's 1,976,147 shares were reduced in percentage ownership to only 12.35% of the company. Mr. Young, our president, chief executive officer, chief financial officer and chairman, served in the same positions for Sporting Magic prior to the asset sale. Effective at the closing, Mr. Young and each of the other directors and officers of Sporting Magic resigned from their positions with that company.

     In connection with our asset purchase, we assumed Sporting Magic's rights and obligations under its credit arrangement with Mr. Young. Pursuant to that arrangement, Mr. Young had agreed to advance, at his discretion, up to $300,000 to the company for operating expenses and the production of training videos. The loan carried an 8% annual interest rate evidenced by a secured promissory note and a related security agreement. As of March 20, 2000, Sporting Magic owed Mr. Young a total of $204,995 in principal and interest under the note. The note is collateralized by all of our right, title and interest in and to our video productions and projects, regardless of their stage of production, including all related contracts, licenses, and accounts receivable. Any unpaid principal and interest under the note will be due and payable on December 31, 2001.

     On April 5, 2000, we issued 1,250,000 shares of our common stock to the Young Family Trust in exchange for the cancellation of $100,000 of indebtedness under the note to Mr. Young. As of February 28, 2001, we owed $235,712 principal and $31,382 interest to Mr. Young under the note. As a result, the Trust became our sole shareholder and our sole creditor. Thus, prior to the sale of any shares through this offering, the Young Family Trust owns 100% of the Company and Mr. Young and his wife are considered to be the beneficial owner of 100% of the Company.








                   (Balance of Page Intentionally Left Blank)

                 PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER

     The following table sets forth information about the beneficial ownership of our outstanding common stock by each person beneficially owning more than 5% of the shares, by each of our directors and officers, and by all of our directors and officers as a group. The table shows the number and percentage of shares held by each person as of March 9, 2001, before the offering described in this prospectus. The table also shows the number of shares beneficially owned by each person which are offered for sale in this offering, as well as the number and percentage of shares that will be held by each person after the completion of this offering. The address of each person listed in the table is 17337 Ventura Boulevard, Suite 224, Encino, California 91316.


                            NUMBER          PERCENTAGE      NUMBER          NUMBER          PERCENTAGE
                            OF SHARES       OF CLASS        OF SHARES       OF SHARES       OF CLASS
                            OWNED           OWNED           OFFERED         OWNED           OWNED
                            BEFORE THE      BEFORE THE      BY THIS         AFTER THE       AFTER THE
NAME AND ADDRESS            OFFERING        OFFERING        PROSPECTUS      OFFERING        OFFERING
----------------            --------        --------        ----------      --------        --------

Young Family Trust          1,250,000(1)     100.0%         200,000         1,050,000(2)       24.7%(3)

Buddy Young and
Rebecca Young               1,250,000(1)     100.0%         200,000         1,050,000(2)       24.7%(3)

Stephen Albright                  -0-          --              --                 -0-           --

Dennis Spiegelman                 -0-          --              --                 -0-           --

Howard Young                      -0-          --              --                 -0-           --

All officers and
directors as a group
(4 persons)                 1,250,000(1)     100.0%         200,000         1,050,000(2)       24.7%(3)
---------------

(1) All of the shares beneficially owned by the Young Family Trust are also beneficially owned by Buddy Young and Rebecca Young, who, as co-trustees of the Trust, share voting and investment power over the shares. Buddy Young is a director and executive officer of Becor Communications and was also a director and executive officer of Sporting Magic Inc. The Trust was also a principal stockholder of Sporting Magic.

(2) Assumes that all 200,000 of the shares offered by the Young Family Trust are sold in this offering.

(3) Assumes that all 3,000,000 of the shares offered by Becor Communications are sold in this offering. If we sold none of those shares, then the percentages shown in this column would increase from 24.7% to 84.0%.

                              PLAN OF DISTRIBUTION

     We are offering up to 3,000,000 shares of our common stock for $0.20 per in this initial public offering of our common stock. This is a best-efforts offering and will only be offered for sale by three of our officers and directors, namely, Buddy Young, Howard Young and L. Stephen Albright. Thus, we are not required to sell a minimum number of shares or a minimum dollar amount before we are entitled to keep an investor's payment for shares. All funds received from investors will not be deposited in any escrow, trust or similar account. All funds received from investors will be available for our immediate use.

     Our sole stockholder is also offering up to an additional 200,000 shares of common stock in private transactions at the same price. We will not receive any proceeds from the sale of those shares. Our sole stockholder will not sell any shares until all 3,000,000 shares offered by us have been sold. All funds received from investors for these shares will not be deposited in any escrow, trust or similar account. All funds received from investors for these shares will be available for the selling shareholder's immediate use.

     Since we are making this offering on a best-efforts basis, we do not plan to use any underwriters or broker-dealers to assist in the sale of the shares offered for sale. We may continue offering these shares for sale for up to two years from the date of this prospectus. Our sole stockholder will not sell any shares until all 3,000,000 shares offered by us have been sold. If our sole stockholder sells any shares, all proceeds from those sales will be paid to the sole stockholder.

     Our officers and directors, namely, Buddy Young, Howard Young and L. Stephen Albright will commence this offering promptly and will make the offering on a continuous basis for up to two years from the date of this prospectus or until earlier completion or termination. We will not sell or offer to sell any of the selling stockholder's shares unless and until we have sold all the shares offered by the Company. Thus, in the event we have not sold out the shares offered by the Company before the two year period ends, then no shares of the selling shareholder will be offered for sale or sold. We are making this offering only in the States of New York and California and in the Province of Ontario.

     Neither we nor the selling stockholder have entered into, nor do we intend to enter into, any agreement, understanding or arrangement with any underwriter or broker-dealer regarding the sale of common stock in this offering, nor is there an underwriter or coordinating broker acting on our behalf in connection with this offering. For purposes of Section 2(a)(11) of the Securities Act of 1933, the selling stockholder may be deemed an "underwriter" of the shares of common stock that it sells in this offering.

     Neither Buddy Young, Howard Young or L. Stephen Albright are registered securities broker- dealers. As officers and directors of the Company they will be offering the shares for sale in reliance upon Rule 3a4-1 of the rules promulgated under the Securities Exchange Act of 1934, which rule permits the sale of securities by persons associated with the issuer company.

     We have advised the selling stockholder that it is required to deliver this prospectus in connection with any offer or sale of its shares. We have also advised the selling stockholder of the relevant cooling off period specified by Regulation M and of the restrictions under Regulation M that apply to the selling stockholder until it completes its participation in the offering.

     When the offering  commences,  the selling  stockholder  will be subject to
Section 16 of the Exchange Act and the rules and regulations thereunder. Those provisions may restrict the timing of the selling stockholder's sales of shares in the offering and the prices at which the selling stockholder may sell the shares.

     We have agreed to pay all expenses of this offering, including legal and accounting fees, SEC filing fees, expenses of compliance with state and provincial securities laws, and printing costs.


                            DESCRIPTION OF SECURITIES

     We have one class of common stock authorized for issuance. Of the 25,000,000 shares of common stock authorized, 1,250,000 shares are currently issued and outstanding. We do not have any preferred stock authorized for issuance.

     Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. To date we have not paid any dividends on our common stock, and we do not anticipate paying any dividends in the foreseeable future.

     Each share of our common stock is entitled to one vote. Our stockholders have no preemptive rights.

     The transfer agent for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, 2nd Floor, Glendale, California 91204.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law authorizes us to indemnify any director or officer under prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being one of our directors or officers if it is determined that the person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article Seventh of our certificate of incorporation provides for the indemnification of directors and officers to the full extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Becor Communications pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for Becor Communications by L. Stephen Albright, attorney at law, Los Angeles, California. The opinion of Mr. Albright is intended to and shall supercede the opinion of Miller & Holguin, attorneys at law, which was submitted and filed with the original SB-2 Registration Statement in September, 2000.


                                     EXPERTS

     The consolidated financial statements of Becor Communications, Inc. (formerly Becor Internet Inc.) as of May 31, 2000 and for the period from June 7, 1999 (inception) to May 31, 2000 have been included in this prospectus in reliance on the report of Farber & Hass LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Sporting Magic Inc. (under its former name of Advanced Knowledge, Inc.) as of August 31, 1999 and for the fiscal years ended August 31, 1998 and 1999 have been included in this prospectus in reliance on the report of Farber & Hass LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 which includes both a copy of this prospectus and additional information. Following the date of this prospectus, we will also be required to file periodic reports and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may access and copy our registration statement and any other documents that we file with the SEC by visiting the SEC's Web site on the Internet at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC- 0330.

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date after the date of this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    PAGES

BECOR COMMUNICATIONS, INC.

Independent Auditors' Report ....................................    F-3

Consolidated Year-End Financial Statements:
   Consolidated Balance Sheet as of May 31, 2000 ................    F-4

   Consolidated Statement of Operations for the period
        from June 7, 1999 (inception) to May 31, 2000 ...........    F-5

   Consolidated Statement of Shareholders' Deficit for the
        period from June 7, 1999 (inception) to May 31, 2000 ....    F-6

   Consolidated Statement of Cash Flows for the period
        from June 7, 1999 (inception) to May 31, 2000 ...........    F-7

   Notes to Consolidated Financial Statements ...................    F-9 - F-11

BECOR COMMUNICATIONS, INC.

Consolidated Financial Statements (Unaudited) ...................    F-12

Consolidated Balance Sheet,
      February 28, 2001 .........................................    F-13

Consolidated Statements of Operations
      for the Three-Month and Nine-Month
      Periods Ended February 28, 2001 ...........................    F-14

Consolidated Statement of Cash Flows
      for the Nine-Month Period Ended
      February 28, 2001 .........................................    F-15

Notes to Consolidated Financial Statements ......................    F-16 - F-18

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)



SPORTING MAGIC INC. (under its former name of Advanced
   Knowledge, Inc.) .............................................    F-19

Independent Auditors' Report ....................................    F-20

Year-End Financial Statements:
   Balance Sheets as of August 31, 1999 and 1998 ................    F-21

   Statements of Operations for the years ended August
        31, 1999 and 1998 .......................................    F-22

   Statements of Shareholders' Deficit for the years ended
        August 31, 1999 and 1998 ................................    F-23

   Statements of Cash Flows for the years ended August
        31, 1999 and 1998 .......................................    F-24

   Notes to Financial Statements ................................    F-25 - F-27

Unaudited Interim Financial Statements:

   Balance Sheets as of February 29, 2000 and August 31, 1999 ...    F-28

   Statements of Operations and Accumulated Deficit for the
        three months and six months ended February 29, 2000
        and February 28, 1999 ...................................    F-29

   Statements of Cash Flows for the six months ended February
        29, 2000 and February 28, 1999 ..........................    F-30

   Notes to Financial Statements ................................    F-31 - F-32

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
    Becor Communications, Inc.:

We have audited the accompanying consolidated balance sheet of Becor Communications, Inc. (formerly Becor Internet Inc.) (the "Company") as of May 31, 2000 and the related consolidated statements of operations, shareholder deficit and cash flows for the period June 7, 1999 (date of inception) to May 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at May 31, 2000, and the consolidated results of its operations and cash flows for the period June 7, 1999 (date of inception) to May 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations since inception that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Farber & Hass LLP
Oxnard, California
July 28, 2000

BECOR COMMUNICATIONS, INC.
(FORMERLY BECOR INTERNET INC.)

CONSOLIDATED BALANCE SHEET
May 31, 2000

--------------------------------------------------------------------------------

ASSETS


CASH ...........................................................      $   3,605
ACCOUNTS RECEIVABLE, Less allowance of $36,390 .................         19,290
VIDEO INVENTORY AND PRODUCTION COSTS, less
         accumulated amortization of $3,174 ....................         38,963
PREPAID EXPENSES ...............................................          1,050
                                                                      ---------
PROPERTY AND EQUIPMENT, less accumulated
         depreciation of $161 ..................................          4,663
                                                                      ---------
SECURITY DEPOSITS ..............................................          2,350
                                                                      ---------

TOTAL ASSETS ...................................................      $  69,921
                                                                      =========

LIABILITIES AND SHAREHOLDER DEFICIT


ACCOUNTS PAYABLE AND ACCRUED EXPENSES ..........................      $  12,405
ACCRUED ROYALTIES ..............................................         24,348
ACCRUED INTEREST TO SHAREHOLDER ................................         20,751
                                                                      ---------
NOTE PAYABLE TO SHAREHOLDER ....................................        139,712
                                                                      ---------

TOTAL LIABILITIES ..............................................        197,216
                                                                      ---------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER DEFICIT:
Common stock, par value - $.001, 25,000,000 shares
  authorized; 1,250,000 shares issued and outstanding ..........          1,250
Additional paid-in capital .....................................       (105,443)
Accumulated deficit ............................................        (23,102)
                                                                      ---------
Total shareholder deficit ......................................       (127,295)
                                                                      ---------

TOTAL LIABILITIES AND SHAREHOLDER DEFICIT ......................      $  69,921
                                                                      =========



See  independent   auditors'  report  and  accompanying  notes  to  consolidated financial statements.

BECOR COMMUNICATIONS, INC.
(FORMERLY BECOR INTERNET INC.)

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD JUNE 7, 1999
(DATE OF INCEPTION) TO MAY 31, 2000

--------------------------------------------------------------------------------


REVENUES:
Rental income .............................................         $     2,250
Sales .....................................................              30,274
Royalty income ............................................               3,072
                                                                    -----------
Total revenues ............................................              35,596
                                                                    -----------

COST OF GOODS SOLD ........................................               8,053
                                                                    -----------

GROSS MARGIN ..............................................              27,543
                                                                    -----------

OPERATING EXPENSES:
Selling and marketing .....................................              21,883
General and administrative ................................              24,835
Research and development ..................................               2,227
                                                                    -----------
Total operating expenses ..................................              48,945
                                                                    -----------

LOSS FROM OPERATIONS ......................................             (21,402)
                                                                    -----------

OTHER INCOME (EXPENSE):
Interest expense ..........................................              (2,578)
Other income ..............................................               1,678
Other expense, net ........................................                (900)
                                                                    -----------

LOSS BEFORE INCOME TAXES ..................................             (22,302)

INCOME TAXES ..............................................                 800
                                                                    -----------

NET LOSS ..................................................         $   (23,102)
                                                                    ===========

BASIC AND DILUTED LOSS PER COMMON SHARE ...................         $      (.02)
                                                                    ===========

WEIGHTED AVERAGE SHARES OUTSTANDING .......................           1,250,000
                                                                    ===========


See  independent   auditors'  report  and  accompanying  notes  to  consolidated financial statements.

--------------------------------------------------------------------------------


BECOR COMMUNICATIONS, INC.
(FORMERLY BECOR INTERNET INC.)


CONSOLIDATED STATEMENT OF SHAREHOLDER DEFICIT
FOR THE PERIOD JUNE 7, 1999 (DATE OF INCEPTION)
TO MAY 31, 2000

----------------------------------------------------------------------------------------------

                                 COMMON STOCK         ADDITIONAL
                           ----------------------        PAID-IN    SHAREHOLDER
                              SHARES       AMOUNT        CAPITAL       (DEFICIT)         TOTAL
                           ---------       ------      ---------       --------      ---------

BALANCE,                         -0-       $  -0-      $     -0-      $     -0-      $     -0-
    JUNE 2, 1999
    (Date of Inception)

CONTRIBUTION
    OF CAPITAL                                               250                           250

EXCESS OF LIABILITIES
    ASSUMED OVER
    ASSETS ACQUIRED
    FROM SPORTING
    MAGIC, INC.                                         (204,443)                     (204,443)

REDUCTION OF NOTE
    PAYABLE TO
    SHAREHOLDER            1,250,000        1,250         98,750                       100,000

NET LOSS                                                                (23,102)       (23,102)
                          ----------       ------

BALANCE                    1,250,000       $1,250      $(105,443)     $ (23,102)     $(127,295)
    MAY 31, 2000           =========       ======      =========      =========      =========


See independent auditors' report and accompanying notes to consolidated financial statements.

----------------------------------------------------------------------------------------------

BECOR COMMUNICATIONS, INC.
(FORMERLY BECOR INTERNET INC.)

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD JUNE 7, 1999
(DATE OF INCEPTION) TO MAY 31, 2000

--------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ......................................................        $(23,102)
Adjustments to reconcile net loss to
  net cash used by operating activities:
  Depreciation ................................................             161
  Amortization ................................................           3,174
  Changes in operating assets and liabilities:
      Accounts receivable .....................................          35,385
      Video inventory and production costs ....................          (1,072)
      Accounts payable and accrued expenses ...................         (59,858)
      Security deposits .......................................          (2,350)
                                                                       --------
Net cash used by operating activities .........................         (47,662)
                                                                       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures ..........................................          (4,824)
                                                                       --------
Cash acquired from Sporting Magic, Inc. .......................           4,091
                                                                       --------
Net cash provided by financing activities .....................            (733)
                                                                       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributed capital ...........................................             250
Borrowings from shareholder ...................................          51,750
                                                                       --------
Net cash provided by financing activities .....................          52,000
                                                                       --------

NET INCREASE IN CASH ..........................................           3,605

CASH, BEGINNING OF PERIOD .....................................             -0-
                                                                       --------

CASH, END OF PERIOD ...........................................        $  3,605
                                                                       ========

                                                                     (Continued)

BECOR COMMUNICATIONS, INC.
(FORMERLY BECOR INTERNET INC.)

CONSOLIDATED STATEMENT OF CASH FLOWS - CONTINUED
FOR THE PERIOD JUNE 7, 1999
(DATE OF INCEPTION) TO MAY 31, 2000

--------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
    Interest                                                          $  2,578
    Income taxes                                                      $     -0-



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
    FINANCING ACTIVITIES:


     The Company issued 1,250,000 shares of its common stock in satisfaction of $100,000 of a note payable to the Company's sole shareholder.

     During March, 2000, the Company acquired all of the assets and liabilities of Sporting Magic, Inc., a related party through common ownership, for no consideration. The assets acquired and liabilities assumed are as follows:

Cash                                                                  $   4,091
Accounts Receivable                                                      54,675
Video inventory                                                          41,065
Other Assets                                                              1,050
Due to shareholder                                                     (187,962)
Other liabilities                                                      (117,362)
                                                                      ---------

Excess of liabilities assumed over assets acquired                    $(204,443)


See  independent   auditors'  report  and  accompanying  notes  to  consolidated financial statements.


--------------------------------------------------------------------------------

BECOR COMMUNICATIONS, INC.
(FORMERLY BECOR INTERNET INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS DESCRIPTION - Becor Communications, Inc. (formerly Becor Internet Inc.) (the "Company" or "Becor"), through its wholly-owned subsidiary, is engaged in the development, production and distribution of training and educational products and services. In March 2000, the Company formed Web Star Training, Inc. as a wholly-owned subsidiary, incorporated under the laws of Delaware, authorized to issue 1,000 shares of no par value common stock. In April 2000, the Board voted to change the name of this subsidiary to Advanced Knowledge, Inc. The Company's fiscal year end is May 31.

     HISTORICAL BACKGROUND - On March 20, 2000, Soccer Magic, Inc., a privately held Canadian company effected a reverse merger with Advanced Knowledge, Inc., a publicly-held company. The name of the successor company was changed from Advanced Knowledge, Inc. to Sporting Magic, Inc. In connection with the merger, Becor acquired all of the "training and educational" assets and liabilities (effectively the business of Advanced Knowledge, Inc.) of Sporting Magic, Inc., a related party through common ownership, for no consideration. In accordance with APB No. 16, transfers or exchanges between entities under common control should be accounted for at historical cost. The assets and liabilities have been recorded at their historical basis at date of transfer.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Advanced Knowledge, Inc. All significant intercompany accounts and transactions have been eliminated.

     GOING CONCERN - The Company has experienced significant operating losses since inception. The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities which would be required if the Company were unable to continue its operations. As discussed in Note 5, management has developed an operating plan, which they believe will generate sufficient cash to meet its obligations in the normal course of business. In addition, the Company has an agreement with its President and majority shareholder, which provides for borrowings up to $500,000 (see Note 2).

     UNCLASSIFIED BALANCE SHEET - In accordance with the provisions of SFAS No. 53, the Company has elected to present an unclassified balance sheet.

     VIDEO INVENTORY AND PRODUCTION COSTS - Video Inventory and Production Costs consists of videotapes, demos, training manuals and film production costs. Inventory is stated at the lower of cost or estimated net realizable value and is amortized in the ratio of the current year's gross revenues to management's estimate of remaining gross revenues.

     REVENUE RECOGNITION - Sales are recognized upon shipment of videos and training manuals to the customer. Rental income is recognized over the related period that the videos are rented.

     PERVASIVENESS OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INCOME TAXES - The Company accounts for its income taxes under the provisions of Statement of Financial Accounting Standards 109 ("SFAS 109"). The method of accounting for income taxes under SFAS 109 is an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities. The provision for income taxes in 2000 represents the California corporate minimum franchise tax.

     RESEARCH AND DEVELOPMENT - Company-sponsored research and development costs related to both present and future products are expensed currently as a separate line item in the accompanying statements of operations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of all financial instruments potentially subject to valuation risk (principally consisting of accounts receivable, accrued expenses and note payable) approximates fair value due to the short term maturities of such instruments.

     CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Accounts receivable are unsecured and the Company is at risk to the extent such amount becomes uncollectible. As of May 31, 2000, two customers comprised approximately 17% and 16% of accounts receivable.

     SIGNIFICANT CUSTOMER - During the period ended May 31, 2000, one customer accounted for approximately 24% of the Company's net sales.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over an estimated useful life of five years. Property and equipment consists solely of a telephone system costing $4,824.

     NET LOSS PER SHARE - The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("EPS") that established standards for the computation, presentation and disclosure of earnings per share, replacing the presentation of Primary EPS with a presentation of Basic EPS. It also requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for entities with complex capital structures. Basic EPS is based on the weighted average number of common shares outstanding during the period. The Company did not present Diluted EPS, since the result was anti-dilutive.

     STOCK SPLIT - During August 2000, the Board of Directors approved a reverse stock split of 4 to 1. The reverse stock split has been retroactively reflected in the financial statements.

     NEW ACCOUNTING PRONOUNCEMENTS - The Company adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in financial statements; however, the adoption of this statement had no impact on the Company's net loss or shareholders' deficit.

2.   NOTE PAYABLE TO SHAREHOLDER

     The Company entered into an agreement with its President and sole shareholder to borrow up to $500,000 (at the discretion of the President) with interest at 8.0%. Repayment shall be made when funds are available and the balance of principal and accrued interest is due December 31, 2001.

3.   INCOME TAXES

     The Company has net operating loss carryforwards totaling approximately $25,000 for Federal income tax purposes available to offset future taxable income through 2020.

     Deferred tax assets consist substantially of the net operating loss carryforward. The Company has made a 100% valuation allowance against the deferred tax asset. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

4.   COMMITMENTS AND CONTINGENCIES

     The Company has agreements with companies to pay a royalty on sales of certain videos. The royalty is based on a specified formula, which averages approximately 35% to 45% of gross sales.

     The Company leases its operating facility for $1,699 per month in Encino, California under a non-cancelable operating lease, which expires in February 2002. The Company expects to renew the lease under similar terms.

5.   MANAGEMENT'S PLANS

     The Company is planning to offer 3 million shares of its common stock to the public at $0.20 per share. This planned raising of capital and management's forecast of higher sales and cash flows from operations is considered adequate to finance the next fiscal year's cash flow requirements. Management also plans on obtaining additional financing sources consisting of equity and debt to fund working capital and product development.

--------------------------------------------------------------------------------

                           BECOR COMMUNICATIONS, INC.
                         (FORMERLY BECOR INTERNET, INC.)


                        CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                         FOR THE NINE-MONTH PERIOD ENDED
                                FEBRUARY 28, 2001

BECOR COMMUNICATIONS, INC.,
 (FORMERLY BECOR INTERNET, INC.)


CONSOLIDATED BALANCE SHEET (UNAUDITED)
FEBRUARY 28, 2001
--------------------------------------------------------------------------------

ASSETS
ACCOUNTS RECEIVABLE, Net .........................................    $  20,020

VIDEO INVENTORY, Net of accumulated
         amortization of $17,874 .................................       53,517
PREPAID EXPENSES .................................................        1,050
PROPERTY AND EQUIPMENT, Net of accumulated
         depreciation of $1,125 ..................................        3,701
OTHER ASSETS .....................................................        2,353
                                                                      ---------

TOTAL ASSETS .....................................................    $  80,641
                                                                      =========


LIABILITIES AND SHAREHOLDER'S DEFICIT

BANK OVERDRAFT ...................................................    $   1,725

ACCOUNTS PAYABLE AND ACCRUED EXPENSES ............................       25,446

ACCRUED ROYALTIES ................................................       23,868

ACCRUED INTEREST TO SHAREHOLDER ..................................       31,382

NOTE PAYABLE TO SHAREHOLDER ......................................      235,312
                                                                      ---------

TOTAL LIABILITIES ................................................      317,733
                                                                      ---------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S DEFICIT:
Common stock, par value - $.001; 25,000,000 shares authorized;
         1,250,000 shares issued and outstanding .................        1,250
Additional paid-in capital .......................................     (105,443)
Accumulated deficit ..............................................     (132,899)
                                                                      ---------
Total shareholder's deficit ......................................     (237,092)
                                                                      ---------

TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT ......................    $  80,641
                                                                      =========

See notes to consolidated financial statements.

BECOR COMMUNICATIONS, INC.
(FORMERLY BECOR INTERNET, INC.)


CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE-MONTH AND NINE-MONTH PERIODS ENDED FEBRUARY 28, 2001
--------------------------------------------------------------------------------

                                                         THREE             NINE
                                                        MONTHS           MONTHS
                                                   -----------      -----------

REVENUES:
Rental income ................................     $     5,370      $    14,542
Sales ........................................          73,708          165,958
Royalty income ...............................           6,059           14,914
                                                   -----------      -----------
Total revenues ...............................          85,137          195,414

COST OF GOODS SOLD ...........................          29,650           51,487
                                                   -----------      -----------

GROSS MARGIN .................................          55,487          143,927
                                                   -----------      -----------

OPERATING EXPENSES:
Selling and marketing ........................          53,192          116,643
General and administrative ...................          24,493          121,824
Research and development .....................                            3,826
                                                   -----------      -----------
Total operating expenses .....................          77,685          242,293
                                                   -----------      -----------

LOSS FROM OPERATIONS .........................         (22,198)         (98,366)

OTHER EXPENSE - Interest .....................          (2,183)         (10,631)
                                                   -----------      -----------

LOSS BEFORE INCOME TAXES .....................         (24,381)        (108,997)

INCOME TAXES .................................                              800
                                                   -----------      -----------

NET LOSS .....................................     $   (24,381)     $  (109,797)
                                                   ===========      ===========


BASIC AND DILUTED LOSS PER COMMON SHARE ......     $      (.02)     $      (.09)
                                                   ===========      ===========

WEIGHTED AVERAGE SHARES OUTSTANDING ..........       1,250,000        1,250,000
                                                   ===========      ===========


See notes to consolidated financial statements.

BECOR COMMUNICATIONS, INC.
(FORMERLY BECOR INTERNET, INC.)


CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
FOR THE NINE-MONTH PERIOD ENDED FEBRUARY 28, 2001
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ......................................................       $(109,797)
Adjustments to reconcile net loss to
         net cash used by operating activities:
         Depreciation and amortization ........................          15,664
         Changes in operating assets and
         liabilities:
         Accounts receivable ..................................            (730)
         Video inventory and production costs .................         (29,254)
         Other assets .........................................              (5)
         Accounts payable and accrued expenses ................          24,917
                                                                      ---------
Net cash used by operating activities .........................         (99,205)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES -
         Borrowings from shareholder ..........................          95,600
                                                                      ---------

NET DECREASE IN CASH ..........................................          (3,605)

CASH, BEGINNING OF PERIOD .....................................           3,605
                                                                      ---------

CASH, END OF PERIOD ...........................................       $     -0-
                                                                      =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
         Interest .............................................       $     -0-
         Income taxes .........................................       $     -0-


See notes to consolidated financial statements.

BECOR COMMUNICATIONS, INC.
(FORMERLY BECOR INTERNET, INC.)


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS  DESCRIPTION  -  Becor   Communications,   Inc.,  (formerly  Becor
     Internet,  Inc.) (the  "Company"  or  "Becor"),  through  its  wholly-owned subsidiary (Advanced Knowledge, Inc.), is engaged in the development, production and distribution of training and educational products and services. In March 2000, the Company formed Web Star Training, Inc. as a wholly-owned subsidiary, incorporated under the laws of Delaware, authorized to issue 1,000 shares of no par value common stock. In April 2000, the Board voted to change the name of this subsidiary to Advanced Knowledge, Inc. The Company's fiscal year-end is May 31.

     HISTORICAL BACKGROUND - On March 20, 2000, Soccer Magic, Inc., a privately-held Canadian company effected a reverse merger with Advanced Knowledge, Inc., a publicly-held company. The name of the successor company was changed from Advanced Knowledge, Inc. to Sporting Magic, Inc. In connection with the merger, Becor acquired all of the "training and educational" assets and liabilities (effectively the business of Advanced Knowledge, Inc.) of Sporting Magic, Inc., a related party through common ownership, for no consideration. In accordance with APB No. 16, transfers or exchanges between entities under common control should be accounted for at historical cost. The assets and liabilities have been recorded at their historical basis at date of transfer.

     BASIS OF PRESENTATION - The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended February 28, 2001, are not necessarily indicative of the results that may be expected for the year ended May 31, 2001. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's audited consolidated financial statements for the year ended May 31, 2000.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Advanced Knowledge, Inc. All significant inter- company accounts and transactions have been eliminated.

     GOING CONCERN - The Company has experienced significant operating losses since inception. The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern which contemplates the realization of assets and the settlement of liabilities in the normal course of business. No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities which would be required if the

     Company were unable to continue its operations. Management has developed an operating plan, which they believe will generate sufficient cash to meet its obligations in the normal course of business. In addition, the Company has an agreement with its President and majority shareholder, which provides for borrowings up to $500,000 (see Note 2).

     UNCLASSIFIED BALANCE SHEET - In accordance with the provisions of SFAS No. 53, the Company has elected to present an unclassified balance sheet.

     VIDEO INVENTORY AND PRODUCTION COSTS - Video Inventory and Production Costs consists primarily of film production costs. Film production costs consist primarily of payments to production companies and consultants to develop the films and training materials and are amortized in the ratio of the current year's gross revenues to management's estimate of remaining gross revenues.

     REVENUE RECOGNITION - Sales are recognized upon shipment of videos and training manuals to the customer. Rental income is recognized over the related period that the videos are rented.

     INCOME TAXES - The Company accounts for its income taxes under the provisions of Statement of Financial Accounting Standards 109 ("SFAS 109"). The method of accounting for income taxes under SFAS 109 is an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax basis and financial reporting basis of other assets and liabilities. The provision for income taxes in 2000 represents the California corporate minimum franchise tax.

     RESEARCH AND DEVELOPMENT - Company-sponsored research and development costs related to both present and future products are expensed currently as a separate line item in the accompanying statements of operations.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over an estimated useful life of five years. Property and equipment consists solely of a telephone system costing $4,826.

     NET LOSS PER SHARE - The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" ("EPS") that established standards for the computation, presentation and disclosure of earnings per share, replacing the presentation of Primary EPS with a presentation of Basic EPS. It also requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for entities with complex capital structures. Basic EPS is based on the weighted average number of common shares outstanding during the period. The Company did not present Diluted EPS, since the result was anti-dilutive.

     STOCK SPLIT - During August 2000, the Board of Directors approved a reverse stock split of 4 to 1. The reverse stock split has been retroactively reflected in the financial statements.

2.   NOTE PAYABLE TO SHAREHOLDER

     The Company entered into an agreement with its President and sole shareholder to borrow up to $500,000 (at the discretion of the President) with interest at 8.0%. Repayment shall be made when funds are available and the balance of principal and accrued interest is due December 31, 2001.

3.   INCOME TAXES

     The Company has net operating loss carryforwards totaling approximately $110,000 for Federal income tax purposes available to offset future taxable income through 2021. Deferred tax assets consist substantially of the net operating loss carryforward. The Company has made a 100% valuation allowance against the deferred tax asset. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

4.   COMMITMENTS AND CONTINGENCIES

     The Company has agreements with companies to pay a royalty on sales of certain videos. The royalty is based on a specified formula, which averages approximately 35% to 45% of gross sales.

     The Company leases its operating facility for $1,699 per month in Encino, California under a non- cancellable operating lease, which expires in February 2001. The Company expects to renew the lease under similar terms.

5.   MANAGEMENT'S PLANS

     The Company is planning to offer 3 million shares of its common stock to the public at $0.20 per share. This planned raising of capital and management's forecast of higher sales and cash flows from operations is considered adequate to finance the next fiscal year's cash flow requirements. Management also plans on obtaining additional financing sources consisting of equity and debt to fund working capital and product development.


--------------------------------------------------------------------------------

                   FINANCIAL STATEMENTS OF SPORTING MAGIC INC.

                UNDER ITS FORMER NAME OF ADVANCED KNOWLEDGE, INC.

     as of August 31, 1999 and for the years ended August 31, 1999 and 1998, and as of February 29, 2000 and for the three months and six months ended February 29, 2000 and February 28, 1999

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
Advanced Knowledge, Inc.:

We have audited the accompanying balance sheets of Advanced Knowledge, Inc. (the "Company") as of August 31, 1999 and 1998 and the related statements of operations, shareholders' deficit and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at August 31, 1999 and 1998, and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant losses from operations that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ Farber & Hass LLP
Oxnard, California
October 11, 1999

ADVANCED KNOWLEDGE, INC.

BALANCE SHEETS
AUGUST 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                            1999           1998
                                                       ---------      ---------
ASSETS

CASH .............................................     $  10,859      $  10,918
ACCOUNTS RECEIVABLE ..............................        28,568          6,836
VIDEO INVENTORY AND PRODUCTION COSTS .............        49,444         33,285
PREPAID EXPENSES .................................         1,050          2,000
                                                       ---------      ---------

TOTAL ASSETS .....................................     $  89,921      $  53,039
                                                       =========      =========

LIABILITIES AND SHAREHOLDERS' DEFICIT

ACCRUED ROYALTIES ................................     $  27,874
ACCRUED EXPENSES .................................        22,061      $  64,472
ACCRUED INTEREST TO SHAREHOLDER ..................         9,682
NOTE PAYABLE TO SHAREHOLDER ......................       127,962         72,212
                                                       ---------      ---------

TOTAL LIABILITIES ................................       187,579        136,684
                                                       ---------      ---------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common stock, par value - $.001,
     25,000,000 shares authorized;
     4,000,000 and 3,000,000 shares issued
     and outstanding at August 31, 1999
     and 1998, respectively ......................         4,000          3,000
Additional paid-in capital .......................        99,000
Accumulated deficit ..............................      (200,658)       (86,645)
                                                       ---------      ---------
Total shareholders' deficit ......................       (97,658)       (83,645)
                                                       ---------      ---------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT ......     $  89,921      $  53,039
                                                       =========      =========


See accompanying notes to financial statements.

--------------------------------------------------------------------------------

ADVANCED KNOWLEDGE, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                       1999                1998
                                                -----------         -----------

REVENUES:
Rental income ..........................        $     3,311         $       292
Sales ..................................            116,581               6,151
Other revenues .........................             54,377                 393
                                                -----------         -----------
Total revenues .........................        $   174,269         $     6,836
                                                -----------         -----------

COST OF GOODS SOLD .....................             53,731                 904
                                                -----------         -----------

GROSS MARGIN ...........................            120,537               5,932
                                                -----------         -----------

OPERATING EXPENSES:
Selling and marketing ..................             44,821              11,818
General and administrative .............            179,247              29,221
Research and development ...............                                 25,000
Organization costs .....................                                 25,738
                                                -----------         -----------
Total operating expenses ...............            224,068              91,777
                                                -----------         -----------

LOSS FROM OPERATIONS ...................           (103,531)            (85,845)

INTEREST EXPENSE .......................              9,682
                                                -----------         -----------

LOSS BEFORE INCOME TAXES ...............           (113,213)            (85,845)

INCOME TAXES ...........................                800                 800
                                                -----------         -----------

NET LOSS ...............................        $  (114,013)        $   (86,645)
                                                ===========         ===========

BASIC LOSS PER SHARE ...................        $      (.03)        $      (.03)
                                                ===========         ===========

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING .....................          3,602,740           3,000,000
                                                ===========         ===========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

ADVANCED KNOWLEDGE, INC.

STATEMENTS OF SHAREHOLDERS' DEFICIT
FOR THE YEARS ENDED AUGUST 31, 1999 AND 1998
--------------------------------------------------------------------------------



                                 COMMON STOCK       ADDITIONAL
                            --------------------       PAID-IN     SHAREHOLDERS'
                               SHARES     AMOUNT       CAPITAL          DEFICIT
                            ---------     ------       -------       ----------
BALANCE,
     SEPTEMBER 1, 1997            -0-     $  -0-       $   -0-       $      -0-

CONTRIBUTION
     OF CAPITAL             3,000,000      3,000

NET LOSS                                                                (86,645)
                            ---------     ------       -------       ----------

BALANCE,
     AUGUST 31, 1998        3,000,000      3,000                        (86,645)

SALE OF COMMON STOCK        1,000,000      1,000       $99,000

NET LOSS                                                               (114,013)
                            ---------     ------       -------       ----------

BALANCE,
     AUGUST 31, 1999        4,000,000     $4,000       $99,000       $ (200,658)
                            =========     ======       =======       ==========


See accompanying notes to financial statements.

--------------------------------------------------------------------------------

ADVANCED KNOWLEDGE, INC.

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                              1999         1998
                                                         ---------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .............................................   $(114,013)   $ (86,645)
Adjustments to reconcile net loss to
     net cash used by operating activities:
     Amortization ....................................       7,867          417
     Changes in operating assets and liabilities:
     Accounts receivable .............................     (21,732)      (6,836)
     Inventories .....................................     (24,026)     (33,702)
     Prepaid expenses ................................         950       (2,000)
     Accrued expenses ................................      (4,855)      64,472
                                                         ---------    ---------
Net cash used by operating activities ................    (155,809)     (64,294)
                                                         ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock .................................     100,000
Contributed capital ..................................                    3,000
Borrowings from shareholder ..........................      55,750       72,212
                                                         ---------    ---------
Net cash provided by financing activities ............     155,750       75,212
                                                         ---------    ---------

NET INCREASE (DECREASE) IN CASH ......................         (59)      10,918

CASH, BEGINNING OF YEAR ..............................      10,918          -0-
                                                         ---------    ---------

CASH, END OF YEAR ....................................   $  10,859    $  10,918
                                                         =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION - Cash paid for income taxes ........   $     800    $     800

Effective June 30, 1998, DMA-Radtech, Inc. issued 2,700,000 shares of its common stock in exchange for all outstanding shares of Advanced Knowledge, Inc.


See accompanying notes to financial statements.

--------------------------------------------------------------------------------

ADVANCED KNOWLEDGE, INC.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL INFORMATION - At a special meeting held on June 30, 1998, the shareholders of DMA-Radtech, Inc. ("DMA"), a wholly-owned subsidiary of Electro-Kinetic Systems, Inc. ("EKSI"), approved a plan of merger and reorganization, as set forth in an Agreement and Plan of Merger and Reorganization dated as of June 30, 1998, with Advanced Knowledge, Inc. ("AKIP"). DMA issued 2,700,000 shares of its common stock in exchange for all outstanding shares of Advanced Knowledge, Inc. Concurrent with the agreement, DMA changed its name to Advanced Knowledge, Inc. ("AK"). DMA, a Delaware corporation, was incorporated under the laws of the State of Delaware in January 1987.

     The merger was accounted for using the "reverse purchase method of accounting, pursuant to which AKIP was treated as the acquiring entity for accounting purposes. The assets, liabilities and shareholders' deficit of AKIP were recorded at their historical values. DMA had no assets or liabilities.

     DMA previously operated as a producer and distributor of radon testing devices. In addition, DMA had maintained a testing facility for matters related to radon. DMA ceased operations in 1995.

     The Company has changed its fiscal year-end from Decembe 31 to August 31. The audited financial statements for the period January 1 through August 31, 1998 reflect primarily the operations of the predecessor company (AKIP) since DMA was effectively dormant during the period January 1 through June 30, 1998.

     In connection with the agreement, AK paid $25,000 to EKS for certain proprietary technology and work-products related to the Company's core business and EKSI agreed to contribute to capital all liabilities of DMA as of the date of the agreement. Such liabilities totaled approximately $311,000. Based on the forecasted cash requirement to compete and market the radon detection equipment, management has elected not to pursue the technology acquired in the transaction and thus, the amount has been expensed as research and development costs in 1998. In addition, AK paid $25,000 to EKSI for professional fees and other expenses related to the transaction. The amount paid by AK has been expensed as incurred and is included in Organization Costs in the Statement of Operations for 1998.

     The current core business of Advanced Knowledge, Inc. is the production and marketing of business training videos.

     GOING CONCERN - The Company has experienced significant operating losses since inception. The financial statements have been prepared assuming the Company will continue to operate as a going concern which contemplates the realization of assets and the settlement of liabilities in the normal course of business. No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities which would be required if the Company were unable to continue its operations. As discussed in Note 4, management has developed an operating plan, which they believe will generate sufficient cash to meet its obligations in the normal course of business. In addition, the Company has an agreement with its President and majority shareholder, which provides for borrowings up to $300,000 (see Note 2).

     UNCLASSIFIED BALANCE SHEET - In accordance with the provisions of SFAS No. 53, the Company has elected to present an unclassified balance sheet.

     VIDEO INVENTORY - Video inventory consists of videotapes demos, training manuals and film production costs. Inventory is stated at the lower of cost or estimated net realizable value and is amortized in the ratio of the current year's gross revenues to management's estimate of remaining gross revenues. Accumulated amortization at August 31, 1999 totaled $8,284.

     PERVASIVENESS OF ESTIMATES - The preparation of financia statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INCOME TAXES - The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Income taxes are provided based on earnings reported for financial statement purposes. Deferred taxes are provided on the temporary differences between income for financial statement and tax purposes.

     At August 31, 1999, the Company has available net operating loss carryovers of approximately $200,000 that will expire in various periods through 2014. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization of the asset. The valuation allowance increased from approximately $17,000 to $39,000, representing additional net operating loss carryforwards generated in 1999.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying value of all financial instruments potentially subject to valuation risk (principally consisting of accounts receivable, accrued expenses and note payable) approximates fair value due to the short term maturities of such instruments.

     LOSS PER SHARE - The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" that established standards for the computation, presentation and disclosure of earnings per share ("EPS"), replacing the presentation of Primary EPS with a presentation of Basic EPS. It also requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for entities with complex capital structures. In accordance with Staff Accounting Bulletin Topic 4, basic EPS is based on the number of common shares outstanding as if such shares were outstanding at the beginning of the period, which totaled 3,000,000 for 1998. The Company did not present Diluted EPS since the result was anti-dilutive.

     NEW ACCOUNTING PRONOUNCEMENTS - The Company adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and displaying comprehensive income and its components in financial statements; however, the adoption of this statement had no impact on the Company's net loss on shareholders' deficit.

     RECLASSIFICATION - Certain 1998 amounts have been reclassified in order to conform with 1999 classifications.

2.   NOTE PAYABLE TO SHAREHOLDER

     The Company entered into an agreement with its President and majority shareholder to borrow up to $300,000 (at the discretion of the President) with interest at 8.0%. Repayment shall be made when funds are available and the balance of principal and accrued interest is due December 31, 2001.

3.   COMMITMENTS AND CONTINGENCIES

     The Company has agreements with companies to pay a royalty on sales of certain videos. The royalty is based on a specified formula, which averages to approximately 35% to 45% of gross sales.

     The Company leases its operating facility for $1,605 per month in Encino, California under a non-cancelable operating lease, which expires in February 2000. The Company expects to renew the lease under similar terms. In addition, the Company leases a sales office in Mill Valley, California on a month-to-month lease for $795 per month. Lease expense totaled $21,210 in 1999 (none in 1998).

4.   MANAGEMENT PLANS

     During 1999 and 1998, the Company commenced marketing an sales of its new training videos. Management expects that the forecasted higher sales and cash flow from operations will be adequate to finance the 2000 cash flow requirements. Management has developed plans that include but are not limited to, merging with another company and obtaining additional financing sources.

5.   YEAR 2000 COMPLIANCE (UNAUDITED)

     The Company has evaluated the impact of the Year 2000 date change on its computer systems and has concluded that this change will not have a material impact on its systems.

--------------------------------------------------------------------------------

ADVANCED KNOWLEDGE, INC.

BALANCE SHEETS
--------------------------------------------------------------------------------
                                                     FEBRUARY 29,
                                                        2000          AUGUST 31
                                                     (UNAUDITED)         1999
                                                       ---------      ---------

ASSETS

CASH .............................................     $  13,931      $  10,859

ACCOUNTS RECEIVABLE ..............................        55,423         28,568

VIDEO INVENTORY AND PRODUCTION COSTS .............        47,444         49,444

PREPAID EXPENSES .................................         1,050          1,050
                                                       ---------      ---------

TOTAL ASSETS .....................................     $ 117,848      $  89,921
                                                       =========      =========


LIABILITIES AND SHAREHOLDERS' DEFICIT
F- .,eF- .,e
LIABILITIES:
Accrued royalties ................................     $  62,503      $  27,874
Accrued expenses .................................        33,484         22,061
Note payable to shareholder ......................       187,962        127,962
Accrued interest due to shareholder ..............        17,034          9,682
                                                       ---------      ---------
Total liabilities ................................       300,983        187,579
                                                       ---------      ---------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common stock, par value - $.001,
  25,000,000 shares authorized, 6,000,000
  and 4,000,000 shares issued and
  outstanding at February 29, 2000 and
  August 31, 1999, respectively ..................         6,000          4,000
Additional paid-in capital .......................       222,000         99,000
Accumulated deficit ..............................      (411,135)      (200,658)
                                                       ---------      ---------
Total shareholders' deficit ......................      (183,135)       (97,658)
                                                       ---------      ---------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT ......     $ 117,848      $  89,921
                                                       =========      =========


See accompanying notes to financial statements.


ADVANCED KNOWLEDGE, INC.

STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE THREE MONTHS AND SIX MONTHS ENDED
FEBRUARY 29, 2000 AND FEBRUARY 28, 1999
----------------------------------------------------------------------------------------------------
                               Three Months         Six Months       Three Months         Six Months
                                      Ended              Ended              Ended              Ended
                                February 29,       February 29,       February 28,       February 28,
                                       2000               2000               1999               1999
                                 ----------         ----------         ----------         ----------

REVENUES .....................   $  70,433          $ 137,122          $  48,897          $  87,515

COST OF SALES ................      27,976             53,773             16,463             35,034
                                 ----------         ----------         ----------         ----------

GROSS PROFIT .................      42,457             83,349             32,434             52,481
                                 ----------         ----------         ----------         ----------

EXPENSES:
Selling and marketing ........      32,177             81,789              7,653             18,187
General and administrative ...      18,218             35,207             12,926             28,168
Professional fees ............     127,339            167,879             18,751             44,141
Interest expense .............       3,693              7,352              2,205              3,659
                                 ----------         ----------         ----------         ----------
Total expenses ...............     181,426            292,226             41,535             94,155
                                 ----------         ----------         ----------         ----------

LOSS BEFORE INCOME TAXES .....    (138,969)          (208,877)            (9,101)           (41,674)

INCOME TAXES .................                          1,600                                   900
                                 ----------         ----------         ----------         ----------

NET LOSS .....................   $(138,969)          (210,477)         $  (9,101)           (42,574)
                                 =========                             =========

ACCUMULATED DEFICIT,
    BEGINNING OF PERIOD ......                       (200,658)                              (86,645)
                                                    ----------                            ----------
ACCUMULATED DEFICIT,
  END OF PERIOD ..............                      $(411,135)                            $(129,219)
                                                    =========                             =========

BASIC LOSS PER SHARE .........   $    (.03)         $    (.05)         $   N/A            $    (.01)
                                 =========          =========          =========          =========

COMMON SHARES OUTSTANDING ....   4,333,333          4,166,667          3,133,333          3,066,667
                                 =========          =========          =========          =========


See accompanying notes to financial statements.

ADVANCED KNOWLEDGE, INC.

STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999
--------------------------------------------------------------------------------

                                                      February 29,  February 28,
                                                             2000          1999
                                                        ---------     ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ...........................................    $(210,477)    $ (42,574)
Adjustments to reconcile net loss to
    net cash used by operating activities:
    Amortization ...................................          213         2,500
    Issuance of stock for services .................      125,000
    Changes in operating assets and liabilities:
    Accounts receivable ............................      (26,855)      (21,151)
    Inventory ......................................        1,787       (19,284)
    Prepaid expenses ...............................                     (1,110)
    Accrued expenses ...............................       53,404       (20,661)
                                                        ---------     ---------

Net cash used by operating activities ..............      (56,928)     (102,280)
                                                        ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft .....................................                        612
Sale of common stock ...............................                     20,000
Borrowings from shareholder ........................       60,000        70,750
                                                        ---------     ---------
Net cash provided by financing activities ..........       60,000        91,362
                                                        ---------     ---------

NET INCREASE (DECREASE) IN CASH ....................        3,072       (10,918)

CASH, BEGINNING OF PERIOD ..........................       10,859        10,918
                                                        ---------     ---------

CASH, END OF PERIOD ................................    $  13,931     $     -0-
                                                        =========     =========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid for interest .............................    $     -0-     $     -0-
Cash paid for income taxes .........................    $   1,600     $     900


See notes to financial statements.

ADVANCED KNOWLEDGE, INC.

NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The accompanying unaudited financial statements have bee prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended February 29, 2000, are not necessarily indicative of the results that may be expected for the year ended August 31, 2000. For further information, refer to the financial statements and footnotes thereto included in the Company's report on Form 10K-SB for the year ended August 31, 1999.

     The balance sheet at August 31, 1999, has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     GENERAL INFORMATION - The core business of the Company during the periods covered by this report was the production and marketing of business training videos.

     GOING CONCERN - The Company experienced significant operating losses for the year ended August 31, 1999 and through February 29, 2000. The financial statements have been prepared assuming the Company would continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities which would be required if the Company were unable to continue its operations. As discussed in Note 2, on March 20, 2000, subsequent to the periods covered by these financial statements, the Company completed the acquisition of all of the outstanding common shares of Soccer Magic Inc. ("Soccer Magic") and subsequently sold all of its other assets to Becor Internet Inc. in exchange for the assumption of the Company's liabilities. Soccer Magic is considered the accounting acquiror of the Company and, going forward, the financial statements of the Company will be those of Soccer Magic.

     UNCLASSIFIED BALANCE SHEET - In accordance with the provisions of SFAS No. 53, the Company has elected to present an unclassified balance sheet.

     VIDEO INVENTORY - Video inventory consists of video tapes, demos, training manuals and film production costs. Inventory is stated at the lower of cost or estimated net realizable value and is amortized in the ratio of the current year's gross revenues to management's estimate of remaining gross revenues. Accumulated amortization at February 29, 2000 totaled $10,497.

     LOSS PER SHARE - The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," that established standards for the computation, presentation and disclosure of earnings per share ("EPS"), replacing the presentation of Primary EPS with a presentation of Basic EPS. It also requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for entities with complex capital structures. The Company did not present Diluted EPS since it has a simple capital structure.

     The loss per share for the three months ended February 28, 1999 has been indicated as "N/A" (not available) since the amount is less than $0.01 per share.

2.   ISSUANCE OF COMMON STOCK

     During December 1999, the Company issued 2,000,000 shares of its common stock in exchange for consulting services valued at $125,000.

3.   SUBSEQUENT EVENTS (ACQUISITION OF SOCCER MAGIC INC.)

     On March 20, 2000, pursuant to an Acquisition Agreement dated as of December 14, 1999, the Company purchased all of the outstanding shares of Soccer Magic through an exchange of 0.84244082 of its shares for each share of Soccer Magic. The Company issued a total of 10,000,000 shares of its common stock to the former shareholders of Soccer Magic in the transaction. As a result of the acquisition, Soccer Magic became a wholly owned subsidiary of the Company. Under reverse takeover accounting principles, Soccer Magic is deemed to be the accounting acquirer in the transaction.

     Immediately following the Soccer Magic acquisition, the Company sold all of the assets related to its workforce training video business to Becor Internet Inc. ("Becor"), a corporation controlled by Buddy Young, who is a significant shareholder and, at the time of the sale, was a director and executive officer of the Company. The assets transferred included all rights to the "Advanced Knowledge" name; the advancedknowledge.com web site; four workforce training videos; and all cash, accounts receivable, inventory, equipment, personal property, and rights under production and distribution agreements held by the Company as of March 20, 2000. In exchange for the assets, Becor assumed, and both Becor and Mr. Young agreed to indemnify the Company with respect to, all of the liabilities incurred or accrued by the Company prior to March 20, 2000. According to the unaudited balance sheet of the Company as of March 20, 2000, the Company had total assets of $117,848 and total liabilities of $300,983 at that date. The total liabilities as of such date included approximately $204,995 of principal and interest owed to Mr. Young under a secured promissory note.

     The acquisition of Soccer Magic's stock is subject to automatic rescission and unwinding at 5:00 p.m. Pacific Time on June 30, 2000 (the "Deadline") unless, prior to the Deadline, the Company completes a private placement of common stock raising gross proceeds for the Company of at least $2,700,000 and the Company is then current in its filing obligations with the SEC. To facilitate any rescission, the shares and other items delivered by the parties at the closing of the acquisition were deposited in an escrow, with an independent third party serving as escrow agent. If there is a rescission, the Soccer Magic shares acquired by the Company will be returned to the former Soccer Magic shareholders, and the Company shares issued to the Soccer Magic shareholders will be returned to the Company for cancellation.

                            BACK COVER OF PROSPECTUS

                      Dealer Prospectus Delivery Obligation


     Until ________________ , (two years anniversary of effective date) all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The liability of our officers and directors is or may be affected by the following provisions of applicable state law and of our certificate of incorporation and bylaws:

     Section 145 of the Delaware General Corporation Law permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of each such corporation, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Section 102(b)(7) of the Delaware General Corporation Law permits us to adopt a provision in our certificate of incorporation eliminating or limiting the personal liability of our directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (relating to the payment of unlawful dividends and unlawful stock purchases and redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Under Section 2115 of the California General Corporation Law, certain provisions of the California General Corporation Law may be deemed to apply to Becor Communications as a Delaware corporation doing business in the state of California. Those sections include Section 317, which makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933.

     Our certificate of incorporation provides for mandatory indemnification of our directors and officers to the full extent permitted by law. Our certificate of incorporation further provides that the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     We estimate the following expenses in connection with this registration and offering of common stock by the Young Family Trust. Becor Communications will pay all of these expenses.

      SEC registration fee                           $   198
      Printing costs                                     500
      Blue sky fees                                    3,000
      Accounting fees and expenses                     7,500
      Legal fees and expenses                         45,000
      Miscellaneous                                    3,500
                                                     -------

         Total                                       $59,698
                                                     =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On April 5, 2000, we sold 1,250,000 shares of common stock to Buddy Young, registered in the name of the Young Family Trust, for $100,000, paid through a $100,000 reduction of indebtedness owed by us to Mr. Young. This sale of shares was exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering. We issued the shares subject to resale restrictions. We are registering 200,000 of these shares to permit their resale by the Young Family Trust.

ITEM 27.  EXHIBITS.

     The following exhibits are filed or incorporated by reference as part of this Registration Statement.

(2)  Plan  of  Purchase,  Sale  Reorganization,   Arrangement,   Liquidation  or
     Succession

     2.1 Asset Sale Agreement dated March 16 , 2000, by and among Sporting Magic Inc. (then known as Advanced Knowledge, Inc.), as seller, the registrant, as purchaser, and Buddy Young, an individual, and ratified and approved by Soccer Magic Inc.

(3)  Articles of Incorporation and Bylaws

     3.1 Certificate of Incorporation of the registrant dated June 2, 1999 and filed with the Delaware Secretary of State on June 7, 1999

     3.2 Certificate of Amendment of Certificate of Incorporation of the registrant dated June 25, 1999 and filed with the Delaware Secretary of State on June 29, 1999

     3.3 Certificate of Amendment of Certificate of Incorporation of the registrant dated May 8, 2000 and filed with the Delaware Secretary of State on May 15, 2000

     3.4 Certificate of Amendment of Certificate of Incorporation of the registrant dated August 29, 2000 and filed with the Delaware Secretary of State on August 30, 2000

     3.5  Bylaws of Becor Communications, Inc.

(4)  Instruments Defining the Rights of Security Holders, Including Indentures

     4.1  Form of Certificate of Common Stock of Becor Communications, Inc.

(5)  Opinion on Legality

     5.1  Opinion  of  L.  Stephen  Albright   regarding  the  legality  of  the
          securities being registered

(10) Material Contracts

     10.1 Production Agreement, dated January 5, 1998, between the registrant (assigned by Sporting Magic Inc.) and The Hathaway Group

     10.2 Reserved (The Distribution Agreement, dated February 1, 1998, between the registrant (assigned by Sporting Magic Inc.) an AIMS Multimedia, dated February 1, 1998 is hereby deleted as an exhibit to this registration statement.)

     10.3 Secured Promissory Note of the registrant (assumed from Sporting Magic Inc.), dated August 18, 1998, in favor of Buddy Young

     10.4 Security Agreement, dated August 18, 1998, between the registrant (assumed from Sporting Magic Inc.) and Buddy Young

     10.5 Extension of the Note, dated March 24, 1999, between the registrant (assumed from Sporting Magic Inc.) and Buddy Young

          10.5.1 Amendment to Secured Promissory Note, Security Agreement and extension of Note (all assumed from Sporting Magic, Inc.), dated February 15, 2001, between the registration and Buddy Young

     10.6 Master copy of "Independent Sales Representative Agreement" used by Advanced Knowledge, Inc. for all domestic sales representatives and distributors

          10.6.1 List of names and addresses of domestic sales representatives and distributors

     10.7 Master copy of "International Distribution Rights Agreement" used by Advanced Knowledge, Inc. for all international sales representatives and distributors

          10.7.1   List  of  names   and   addresses  of   international   sales
                   representatives and distributors

(21) Subsidiaries of the Registrant

     21.1 Subsidiaries of the Registrant

(23) Consents of Experts and Counsel

     23.1 Consent of Farber & Hass LLP

     23.2 Consent of L. Stephen Albright


ITEM 17. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more tha a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of th securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advise that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-B2, as amended, and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Encino, State of California, on April 24, 2001.

                                           BECOR COMMUNICATIONS, INC.
                                           Registrant


                                       By:   /S/ BUDDY YOUNG
                                           -------------------------------------
                                           Buddy Young
                                           President and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                          TITLE                              DATE


 /S/ BUDDY YOUNG              President, Chief Executive         April 24, 2001
-------------------------     Officer, Chief Financial
Buddy Young                   Officer and Director (Principal
                              Executive, Financial and
                              Accounting Officer)




 /S/ L. STEPHEN ALBRIGHT      Director                           April 24, 2001
-------------------------
L. Stephen Albright


 /S/ DENNIS SPIEGELMAN        Director                           April 24, 2001
-------------------------
Dennis Spiegelman





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



                                 EXHIBITS INDEX

EXHIBIT NO.                              TITLE OF DOCUMENT

   2.1 Asset Sale Agreement dated March 16 , 2000, by and among Sporting Magic Inc. (then known as Advanced Knowledge, Inc.), as seller, the registrant, as purchaser, and Buddy Young, an individual, and ratified and approved by Soccer Magic Inc.

                    Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Asset Sale Agreement will be provided to the Commission upon request:

                    Exhibit A Schedule of Trademarks, Patents and Copyrights Exhibit B Schedule of Personal Property
                    Exhibit C Schedule of Equipment Leases
                    Exhibit D Schedule of Contracts Accounts Receivable and
                              Inventory
                    Exhibit E Schedule of Other Events
                    Exhibit F Schedule of Assumed Liabilities

   3.1 Certificate of Incorporation of the registrant dated June 2, 1999 and filed with the Delaware Secretary of State on June 7, 1999

   3.2 Certificate of Amendment of Certificate of Incorporation of the registrant dated June 25, 1999 and filed with the Delaware Secretary of State on June 29, 1999

   3.3 Certificate of Amendment of Certificate of Incorporation of the registrant dated May 8, 2000 and filed with the Delaware Secretary of State on May 15, 2000

   3.4 Certificate of Amendment of Certificate of Incorporation of the registrant dated August 29, 2000 and filed with the Delaware Secretary of State on August 30, 2000

   3.5              Bylaws of Becor Communications, Inc.

   4.1              Form of Certificate of Common Stock of Becor Communications,
                    Inc.

   5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered

   10.1             Production  Agreement,  dated  January 5, 1998,  between the
                    registrant   (assigned  by  Sporting  Magic  Inc.)  and  The
                    Hathaway Group

   10.2 Reserved. (The Distribution Agreement, dated February 1, 1998, between the registrant (assigned by Sporting Magic Inc.) an AIMS Multimedia, dated February 1, 1998 is hereby deleted as an exhibit to this registration statement.)

   10.3 Secured Promissory Note of the registrant (assumed from Sporting Magic Inc.), dated August 18, 1998, in favor of Buddy Young

   10.4 Security Agreement, dated August 18, 1998, between the registrant (assumed from Sporting Magic Inc.) and Buddy Young

   10.5 Extension of the Note, dated March 24, 1999, between the registrant (assumed from Sporting Magic Inc.) and Buddy Young

   10.5.1 Amendment to Secured Promissory Note, Security Agreement and extension of Note (all assumed from Sporting Magic, Inc.), dated February 15, 2001, between the registrant and Buddy Young

   10.6 Master copy of "Independent Sales Representative Agreement" used by Advanced Knowledge, Inc. for all domestic sales representatives and distributors

   10.6.1           List   of   names   and   addresses   of   domestic    sales
                    representatives and distributors

   10.7 Master copy of "International Distribution Rights Agreement" used by Advanced Knowledge, Inc. for all international sales representatives and distributors

   10.7.1           List  of  names  and   addresses  of   international   sales
                    representatives and distributors

   21.1             Subsidiaries of the Registrant

   23.1             Consent of Farber & Hass LLP

   23.2             Consent of L. Stephen Albright





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